AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                          VIA EDGAR ON JANUARY 30, 2004


                           REGISTRATION NO. 333-108872


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                              AMENDMENT NUMBER 2 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933



                            -------------------------

                              ENERTECK CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                          5169                      47-0929885
(State or Other Jurisdiction   (Primary Standard Industrial      (I.R.S.Employer
     of Incorporation )         Classification  Code Number)       I.D. Number)

                              ENERTECK CORPORATION
                        10701 Corporate Drive, Suite 150
                              Stafford, Texas 77477
                                 (281) 240-1787

         --------------------------------------------------------------

 (ADDRESS, WITH ZIP CODE, AND TELEPHONE NUMBER, WITH AREA CODE, OF REGISTRANT'S
          PRINCIPAL EXECUTIVE OFFICE AND PRINCIPAL PLACE OF BUSINESS)

                                MR. DWAINE REESE
                              ENERTECK CORPORATION
                        10701 Corporate Drive, Suite 150
                              Stafford, Texas 77477
                                 (281) 240-1787

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                 with a copy to:

                               DAVID M. KAYE, ESQ.
                       Danzig Kaye Cooper Fiore & Kay, LLP
                         P.O. Box 333, 30A Vreeland Road
                         Florham Park, New Jersey 07932
                                 (973) 443-0600

                       ----------------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE
            FOLLOWING EFFECTIVENESS OF THIS REGISTRATION STATEMENT.

                       ----------------------------------

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement in the same offering: |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                         CALCULATION OF REGISTRATION FEE


                                          Proposed         Proposed
Title of Each                             Maximum          Maximum              Amount of
Class of Securities     Amount to be      Offering Price   Aggregate            Registration
To be Registered        Registered(1)     Per Share(2)     Offering Price(2)    Fee(2)
-------------------------------------------------------------------------------------------------
Common Stock,            7,175,650(3)     $2.90            $20,809,385          $1,683.48(4)
$.001 par value

Common Stock,              500,000(3)     $3.00            $ 1,500,000          $  121.35(4)
$.001 par value
                                                                                -------------
                                                                                $ 1804.83(4)



----------
(1) Represents shares of the Company's common stock that may be offered by certain selling security holders. 4,025,650 represent shares that are issuable upon the exercise of warrants that are currently outstanding.

(2) Estimated pursuant to Rule 457(c) for the purpose of calculating the registration fee. Based on the average of the high and low sale prices per share of the Company's common stock as reported on the OTC Bulletin Board on September 12, 2003 with respect to 7,175,650 shares and on December 30, 2003 with respect to 500,000 shares.

(3) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also includes additional shares of common stock issuable upon stock splits, stock dividends or similar transactions.


(4) Previously paid.


      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine. The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange
Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLCITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                SUBJECT TO COMPLETION, DATED __________ ___, 2004


                             PRELIMINARY PROSPECTUS

                              ENERTECK CORPORATION


                        7,675,650 shares of common stock

      The selling security holders identified in this prospectus on pages 37-38 are offering the 7,675,650 shares of common stock. We issued 3,650,000 of these shares in private transactions, and we will issue 4,025,650 of the shares upon the exercise of warrants that we also issued in private transactions. The selling security holders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.


      We will not receive any part of the proceeds from sales of these shares by the selling security holders. However, we will receive the proceeds from any warrants that are exercised. We will use these proceeds, if any, for working capital.


      Our common stock is traded on the OTC Bulletin Board under the symbol "ETCK". The last reported per share bid and asked prices of our common stock on January 26, 2004 on the OTC Bulletin Board were $2.75 and $3.00, respectively.


      INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


           The date of this preliminary prospectus is _____ __, 2004.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

PROSPECTUS SUMMARY                                                             3

RISK FACTORS                                                                   4

USE OF PROCEEDS                                                               11

MARKET FOR OUR COMMON STOCK AND                                               11
RELATED STOCKHOLDER MATTERS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION                     12
AND FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OUR BUSINESS                                                                  16

MANAGEMENT                                                                    29

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                33

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL                                      34
OWNERS AND MANAGEMENT

DESCRIPTION OF SECURITIES                                                     35

THE OFFERING                                                                  36

SELLING SECURITY HOLDERS                                                      37

PLAN OF DISTRIBUTION                                                          39

INDEMNIFICATION OF DIRECTORS AND OFFICERS                                     41

LEGAL MATTERS                                                                 41

EXPERTS                                                                       41

ABOUT THIS PROSPECTUS                                                         42

WHERE YOU CAN FIND MORE INFORMATION ABOUT US                                  42


FINANCIAL STATEMENTS                                                         F-1

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

ABOUT US


      EnerTeck Chemical Corp. ("EnerTeck Sub") was incorporated in Texas on November 29, 2000. We are in the specialty chemical business marketing a fuel borne catalytic diesel engine treatment known as EnerBurn(TM). This product was introduced to the market and commercialized by Nalco/Exxon Energy Chemicals, L.P. ("Nalco/Exxon") during 1998. Nalco/Exxon was a joint venture between Nalco Chemical Corporation and Exxon Corporation. On January 9, 2003, EnerTeck Sub was acquired by Gold Bond Resources, Inc. ("EnerTeck Parent"), an inactive U.S. public company. Although EnerTeck Sub became a wholly owned subsidiary of EnerTeck Parent, for accounting purposes, this transaction is treated as if it were an acquisition of the parent by its own subsidiary.

      Subsequent to this transaction, on November 24, 2003 we changed EnerTeck Parent's domicile from the State of Washington to the State of Delaware, changed its name from Gold Bond Resources, Inc. to EnerTeck Corporation and effected a one for 10 reverse common stock split. Unless we indicate otherwise, all our references herein to our common shares outstanding and common shares issued, our name or our state of domicile, give effect to these changes as if they had previously occurred. Hereinafter, unless we indicate otherwise such as by use of the terms "EnerTeck Sub" and "EnerTeck Parent", when we use the words "we", "us", "our" or other similar words or terms, or the "Company", we are referring to both EnerTeck Corporation (the parent) and EnerTeck Chemical Corp. (the subsidiary), collectively.


      Today, there is worldwide concern over oil and fuel consumption and a movement is in place to try and reduce this consumption. Environmental, energy conservation and economic reasons drive this concern. The diesel engine partially addresses this issue because it is as much as 40% more fuel-efficient than gasoline engines. Thus, the increased use of diesel engines over gasoline engines is one way of reducing overall fuel consumption and thus reducing toxic CO2 emissions (carbon dioxide) caused by gasoline engines. However, diesel engines emit higher levels of two other toxic pollutants, i.e. particulates (microscopic airborne solid matter) and NOx (nitrogen oxide).

      We market and distribute the EnerBurn product line of diesel fuel additives. The results of tests conducted by Southwest Research Institute in San Antonio, Texas ("SWRI") and actual customer usage has indicated that the use of EnerBurn has demonstrated the following advantages:


      o     increased fuel economy of 8-15%,
      o     between a 10-20% reduction in NOx emissions,
      o     between a 25-70% reduction in smoke,
      o     between a 30-50% reduction in engine wear, and
      o     up to a 4% increase in brake horsepower.

      A third party, RubyCat Technology ("RubyCat") supplies this product line to us on an exclusive basis. RubyCat owns the technology, computer software and the Environmental Protection Agency ("EPA") registration for on-road-use in the United States in connection with EnerBurn. Pursuant to a memorandum of understanding with RubyCat, we were granted exclusive marketing rights to sell EnerBurn, and have to meet certain minimum sales volumes in order to maintain this exclusivity. In addition, the memorandum grants us a unilateral one-year option to purchase certain of the EnerBurn technology. With regard to this option arrangement, the memorandum calls for the subsequent execution of a definitive purchase option agreement.

      The diesel fuel engine treatment and fuel additive business that we commenced with the acquisition of the EnerTeck Sub is new to us. For the nine months ended September 30, 2003, we had sales of only $559,500 and substantial losses of $2,156,578. Furthermore, as of September 30, 2003, we had only $559,852 in cash. Currently, we are in need of approximately three to five million dollars of additional capital to execute our business plan and sustain it over the next 12 months.


      Our principal executive offices are located at 10701 Corporate Drive, Suite 150, Stafford, Texas 77477 and our telephone number is (281) 240-1787.

ABOUT THE OFFERING


      This prospectus covers the public sale of up to 7,675,650 shares of common stock to be sold by the selling stockholders identified in this prospectus. Of this number, 4,025,650 shares are issuable upon the exercise of warrants we issued to various parties in 2003 including employees, consultants and our investment banker. The warrant exercise prices range from $.01 to $1.20 per share. These conversion rates are subject to antidilution adjustments resulting from stock splits, stock dividends or similar transactions. As of the date of this prospectus, the public trading price of our shares is above any of the aforementioned warrant exercise prices. This increases the likelihood that the warrants will be exercised. However, we cannot assure you that the public trading prices will remain above any or all of the warrant exercise prices. If all of these warrants are exercised, we will receive approximately $3,206,280 of additional funding which we intend to use for working capital. Of the remaining 3,650,000 shares covered by this prospectus, 1,000,000 were issued as a result of a December 20, 2002 private placement of common stock from which we raised $500,000, and 2,150,000 were issued as a result of a May 28, 2003 private placement of common stock from which were raised an additional $1,075,000. The balance of 500,000 shares covered by this prospectus was issued on January 9, 2003 in lieu of payment for business, financial and marketing services rendered by Parrish Brian & Co., Inc. to EnerTeck Sub prior to its acquisition. These shares were valued by the parties at par value at the time of issuance (i.e. $5,000). The proceeds from the private placements have been and will be used for working capital, as will the proceeds from the exercise of the aforementioned warrants.


                                  RISK FACTORS

      AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION ABOUT CERTAIN OF THE RISKS OF INVESTING IN OUR COMMON STOCK, TOGETHER WITH OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU DECIDE TO PURCHASE OUR COMMON STOCK.

FORWARD LOOKING STATEMENTS


      The words "may," "will," "expect," "anticipate," "believe," "continue," "estimate," "project," "intend," and similar expressions used in this prospectus are intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. You should also know that such statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Many of these risks and uncertainties are set forth in the "RISK FACTORS" section of this prospectus. Should any of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may differ materially from those included within the forward-looking statements.

BUSINESS AND FINANCIAL RISKS


      WE HAVE LIMITED WORKING CAPITAL, MINIMAL NET WORTH AND SUBSTANTIAL CURRENT LOSSES WHICH INHIBITS OR ABILITY TO IMPLEMENT OUR BUSINESS PLAN.

      We have met our working capital requirements through financing transactions involving the private placement of our securities. We do not expect our current working capital to support our operations beyond January 2004 and we are in need of approximately three to seven million dollars of additional capital to fund operations over the next 12 months. Since our acquisition of EnerTeck Sub, which was formed in 2000, we have not generated any significant revenue and have experienced substantial losses, including a loss of $757,955 during 2002. We also have limited working capital and, as at September 30, 2003 recorded a net worth of only $745,597. For the immediate years preceding the acquisition, we were an inactive public shell corporation with no significant revenue and only losses. For the years ended December 31, 2002 and 2001, EnerTeck Sub, our recently acquired, wholly owned subsidiary, reported a substantial loss of $757,955 versus a gain of $333,236, respectively.

      OUR CHANCES FOR SUCCESS ARE REDUCED BECAUSE WE ARE AN EARLY STAGE COMPANY WITH REGARD TO OUR NEW BUSINESS OPERATION.

      In recent years we have been inactive and had not generated revenues until we acquired EnerTeck Sub on January 9, 2003. Furthermore, EnerTeck Sub was only formed in November 2000 and has a limited operating history. Accordingly, we are subject to all the risks and challenges associated with the operation of a new enterprise, including inexperience, lack of a track record, difficulty in entering the targeted market place, competition from more established businesses with greater financial resources and experience, an inablity to attract and retain qualified personnel (including, most importantly, sales and marketing personnel) and a need for additional capital to finance our marketing efforts and intended growth.We cannot assure you that we will be successful in overcoming these and other risks and challenges that we face as a new business enterprise.


      WE NEED SUBSTANTIAL ADDITIONAL FINANCING TO EXECUTE OUR BUSINESS PLAN WHICH MAY NOT BE AVAILABLE. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL, WE MAY NOT BE ABLE TO CONTINUE OPERATIONS.


      We need substantial additional capital to expand our marketing and sales efforts. Our current resources are insufficient to fund operations beyond January 2004. We believe that we will need an additional $3,000,000 to $7,000,000 to execute our business plan and support operations over the next 12 months. Although we expect current warrant holders to provide approximately $ 3,206,280 of additional funding through the exercise of the Warrants, this is conditioned upon events outside of our control, including the trading price of our common stock exceeding the various warrant exercise prices. After giving effect to our November 24, 2003 one for 10 reverse common stock split, the warrant exercise prices range from $.01 per share to $1.20 per share. For these reasons, we intend to obtain additional financing through the issuance of debt or equity securities. We have not and cannot assure you that we will ever be able to secure any such financing on terms acceptable to us. If we cannot obtain such financing, we will not be able to execute our business plan or continue operations.


      THE EXERCISE OF THE WARRANTS WILL CAUSE A DILUTION TO OUR SHAREHOLDERS AND A SIGNIFICANT NEGATIVE EFFECT ON THE TRADING PRICE OF

OUR COMMON STOCK.

      If the Warrants are exercised, we can expect that they will be exercised when the public trading prices of our securities are significantly higher than the exercise price, causing a dilution to those of our shareholders who may have purchased our shares at prices above the exercise price. In addition, the sale of up to 4,025,650 shares acquired through the exercise of the Warrants could have a significant negative effect on the public trading price of our common shares.

      THE ENERBURN TECHNOLOGY HAS NOT GAINED MARKET ACCEPTANCE, NOR DO WE KNOW WHETHER A MARKET WILL DEVELOP FOR IT IN THE FORESEEABLE FUTURE TO GENERATE ANY MEANINGFUL REVENUES.

      The EnerBurn technology has received only limited market acceptance. This technology is a relatively new product to the market place and we have not generated any significant sales. Although ever growing concerns and regulation regarding the environment and pollution has increased interest in environmentally friendly products generally, the engine treatment and fuel additive market remains an evolving market. The EnerBurn technology competes with more established companies such as Lubrizol Corporation, Chevron Oronite Company (a subsidiary of Chevron Corporation), Octel Corp., Clean Diesel Technologies, Inc. and Ethyl Corporation, as well as other companies whose products or services alter, modify or adapt diesel engines to increase their fuel efficiency and reduce pollutants. Acceptance of EnerBurn as an alternative to such traditional products and/or services depend upon a number of factors including:

      o favorable pricing vis a vis projected savings from increased fuel efficiency
      o the ability to establish the reliability of EnerBurn products relative to available fleet data
      o     public perception of the product

      For these reasons, we are uncertain whether our technology will gain acceptance in any commercial markets or that demand will be sufficient to create a market large enough to produce any meaningful revenue or earnings. Our future success depends upon customers' demand for our products in sufficient amounts.

      OUR TECHNOLOGY MAY BE ADVERSELY AFFECTED BY FUTURE TECHNOLOGICAL CHANGES AND ENVIRONMENTAL REGULATORY REQUIREMENTS

      Although diesel engines are now being manufactured that have reduced dangerous emissions, this has not satisfied governmental regulators and legislators. We believe that diesel engines themselves may soon be required to adhere to stringent guidelines that produce nearly zero tailpipe emissions. Research in this area is currently being sponsored by governmental agencies, major engine companies, truck manufacturers, automobile makers, catalyst producers, oil refining companies and their technology suppliers.

      If such research is successful, it could eventually reduce the need for diesel fuel additives such as EnerBurn as they relate to pollution control.

      SINCE WE MARKET A RANGE OF PRODUCTS WITHIN ONLY ONE PRODUCT LINE, WE ARE ENTIRELY DEPENDENT UPON THE ACCEPTANCE OF ENERBURN IN THE MARKET PLACE FOR OUR SUCCESS

      Our business operations are not diversified. If we do not generate sufficient sales of the

EnerBurn product, we will not be successful, and unlikely to be able to continue in business. We cannot assure you that we will be able to develop other product lines to hedge against our dependency on EnerBurn, or if our EnerBurn sales will be sufficient for us to generate revenue or be profitable.

      WE HAVE NOT DEVELOPED ANY EFFECTIVE DISTRIBUTION CHANNELS FOR OUR PRODUCT WHICH ARE NECESSARY TO GENERATE REVENUE

      We market our product through in house sales personnel, independent sales consultants and through exclusive and non-exclusive arrangements known as agency agreements. In most instances, we utilize proof of performance demonstrations as part of our sales process. This process is the gathering of historical fleet data during a trial period when EnerBurn was not used and comparing it with data over a similar period when EnerBurn was used.

      In addition, our future marketing plans include:

      o establishing of product brand recognition through customers with large trucking, railroad and maritime fleets
      o     active participation in industry trade shows
      o extensive public relations efforts directed at target market trade press

      Our success will depend upon our marketing efforts effectively generating sales. While we have commenced this marketing effort, we have not developed any effective distribution channels and may not have the resources or ability to sustain these efforts or generate any meaningful sales.


      OUR SALES PROCESS IS COSTLY AND TIME CONSUMING WHICH DECREASES OUR ABILITY TO EFFECT SALES.

      In order to effect EnerBurn sales, we must prove to a potential customer that the use of our product is specifically beneficial to and cost effective for that potential customer. We accomplish this by conducting proof of performance demonstrations that are two to six month trial periods. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation - Overview". Our supplier, our sales agent and/or we bear the cost to provide the personnel to do the monitoring and analyzing of compiled data. However, the potential customer must bear the cost of the EnerBurn and equipment used during the trial period. We cannot assure you that we will be able to convince potential customers to undertake this expense and effect a significant number of sales. Furthermore, we cannot assure you that the results of a specific proof of performance demonstration will prove that the use of EnerBurn will be beneficial to that specific potential customer, or if beneficial, that the potential customer will purchase EnerBurn. If, after conducting the proof of performance demonstration, the potential customer does not purchase our product, we will have wasted the time and the cost of providing personnel to the proof of performance demonstration.


      WE FACE INTENSE COMPETITION AND MAY NOT HAVE THE FINANCIAL AND HUMAN RESOURCES NECESSARY TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGES WHICH MAY RESULT IN OUR TECHNOLOGY BECOMING OBSOLETE.

      The diesel fuel additive business and related anti-pollutant businesses are subject to rapid technological change, especially due to environmental protection regulations, and subject to intense competition. We compete with both established companies and a significant number of startup enterprises. We face competition from producers and/or distributors of other diesel fuel additives (such as Lubrizol Corporation, Chevron Oronite Company, Octel Corp., Clean Diesel Technologies, Inc. and

Ethyl Corporation), from producers of alternative mechanical technologies (such as Algae-X International, Dieselcraft, Emission Controls Corp. and JAMS Turbo, Inc.) and from alternative fuels (such as bio-diesel fuel and liquefied natural gas) all targeting the same markets and claiming increased fuel economy, and/or a decrease in toxic emissions and/or a reduction in engine wear. Most of our competitors have substantially greater financial and marketing resources than we do and may independently develop superior technologies which may result in our technology becoming less competitive or obsolete. We may not be able to keep pace with this change. If we cannot keep up with these advances in a timely manner, we will be unable to compete in our chosen markets.

      OUR SUPPLIER NEEDS TO MAINTAIN ENERBURN'S EPA REGISTRATION.


      In accordance with the regulations promulgated under the US Clean Air Act, manufacturers (including importers) of gasoline, diesel fuel and additives for gasoline or diesel fuel, are required to have their products registered with the EPA prior to their introduction into the market place. Currently, EnerBurn has such a registration (EPA # 5805A). However, unforeseen future changes to the registration requirements may be made, and EnerBurn may not be able to qualify for registration under such new requirements. The loss of EnerBurn's EPA registration or restrictions on its current registration could have an adverse affect on our business and plan of operation.

      The blender, formulator and supplier of EnerBurn, RubyCat, has registered this product with the US Environmental Protection Agency. This registration permits us, pursuant to the aforementioned memorandum of understanding, to sell EnerBurn for domestic on-road use. However, there are provisions in the Environmental Protection Act that could require further testing. In addition, we currently sell our product outside of the United States and intend to further expand our sales efforts internationally. Accordingly, EnerBurn is registered in the United States only, and we are considering its registration in other countries. Further testing could be needed in these or other countries. We cannot assure you that EnerBurn will pass any future testing that may be required. The failure of EnerBurn to maintain or obtain registration in countries or areas where we would like to market it would have a materially adverse effect on our business and plan of operation.

      Our business is favorably effected by stricter air quality regulations and regulations regarding emission controls. If these regulations are withdrawn or determined to be invalid, our prospects would be adversely affected.

      WE DEPEND ON OUR EXECUTIVE OFFICERS AND NEED ADDITIONAL MARKETING AND TECHNICAL PERSONNEL TO SUCCESSFULLY MARKET OUR PRODUCT. WE CAN NOT ASSURE YOU THAT WE WILL BE ABLE TO RETAIN OR ATTRACT SUCH PERSONS.

      Since we are a small company, a loss of one or more of our current officers and/or significant employees could severely and negatively impact our operations. Except for our interim president, Parrish Ketchmark, we have employment contracts with all of our current officers and significant employees.

      Although these employment contracts do not prevent such persons from resigning, they do contain non-compete clauses that are intended to prevent these persons from working for a competitor within two years after leaving our Company. The market for such persons remains competitive and our limited financial resources may make it more difficult for us to recruit and retain qualified persons.

      As mentioned above, we do not have an employment agreement with our interim president, Parrish Ketchmark. He is providing his services to us pursuant to an amendment to our consulting agreement with Parrish Brian Partners, Inc. ("Partners"). Mr. Ketchmark is a principal of Partners. Although he has indicated that he will remain as president until a qualified replacement has been retained, he may resign at any time with reasonable notice. If he were to resign before a replacement is hired, it may have a materially adverse effect upon our business.

      WE HAVE ONLY ONE SUPPLIER AND WE ARE DEPENDENT UPON IT TO PROVIDE US WITH THE ENERBURN PRODUCT THAT WE MARKET ON AN EXCLUSIVE BASIS.

      Presently, one supplier, RubyCat, provides us our entire EnerBurn product line. For the year ended December 31, 2003, we purchased 5,850 gallons of the product from RubyCat. If it were not able to provide us with sufficient quantities of the product, or not provide us the product at all (for any reason), our business could be adversely effected. Although we have identified alternate suppliers of the product, we cannot assure you that the replacement products will be comparable in quality, or that we will be able to contract with these alternate suppliers on terms acceptable to us.

      In addition, we are dependent upon RubyCat for statistical analysis of fleet data gathered from customers and potential customers in on-road use applications in the United States. This data is important in that it serves to demonstrate our products' proof of performance to customers and potential customers. If this service were not supplied to us, our sales efforts and ability to maintain existing customers could be negatively effected. Although we believe that we can find a replacement provider of such services to adequately analyze the data, we cannot assure you that we can be successful in retaining such a provider on reasonably acceptable terms to us.


      Our arrangement with RubyCat requires us to meet certain annual minimum purchase levels in order to maintain our global exclusivity as follows:

Year One ending December 31, 2003 ....................  180,000 gallons
Year Two ending December 31, 2004 ....................  270,000 gallons
Year Three ending December 31, 2005 ..................  400,000 gallons
And Each Year Thereafter .............................  500,000 gallons

      Based upon our sales volume to date, we have not achieved these required minimum levels. However, we are presently in discussions with RubyCat to waive the requirements necessary for us to maintain this exclusivity. No assurance can be given that we can reach an agreement acceptable to both parties. If we were to lose this exclusivity, it may have a material adverse effect on our business and planned operations.

      CURRENTLY, OUR SALES ARE CONCENTRATED AMONG JUST FIVE CUSTOMERS TO WHOM WE ARE DEPENDENT

      For the nine months ended September 30, 2003, 95% of our sales revenues were concentrated among five of our customers of which one provided 50% of those sales. If we were to loss any of the aforementioned five customers, especially, the biggest one, our business would be adversely effected. We cannot assure you that we could adequately replace the loss of any of these customers.


RISKS RELATED TO OUR COMMON STOCK

      WE HAVE ISSUED A SUBSTANTIAL NUMBER OF WARRANTS TO PURCHASE OUR COMMON STOCK WHICH WILL RESULT IN SUBSTANTIAL DILUTION TO THE

OWNERSHIP INTERESTS OF OUR EXISTING SHAREHOLDERS.


      As of the date of this prospectus, we have 9,791,999 shares of common stock outstanding. Up to an additional 4,025,650 shares are issuable upon the exercise of the warrants held by certain of Selling Security Holders described herein, all of which are covered by this prospectus. The exercise of all of these warrants will increase our shares outstanding to 13,817,649 and substantially dilute the ownership interests of our existing shareholders.


      THE TRADING PRICE OF OUR COMMON STOCK AND OUR ABILITY TO RAISE ADDITIONAL FINANCING MAY BE ADVERSELY EFFECTED BY THE INFLUX INTO THE MARKET OF THE SUBSTANTIAL NUMBER OF SHARES COVERED BY THIS PROSPECTUS.


      This prospectus covers the public sale of 7,675,650 shares of our common stock. This significant increase in the number of shares available for public sale may have a negative impact on the trading price of our shares. The number of shares covered by this prospectus represents approximately 55.56% of our outstanding shares assuming all of the Warrants are exercised. The exercise of the Warrants will provide us with up to approximately $3,206,280 in additional working capital. The Warrants are exercisable at varying prices per share. To the extent that this influx of shares into the public market or other factors reduce the trading price of our common stock to below the exercise prices, it is unlikely that the Warrants would be exercised. In such event, we would not be receiving the aforementioned approximate up to $3,206,280 for our working capital needs. We cannot assure you that we will be able to secure alternate financing on satisfactory terms, or at all.


      APPLICABLE SEC RULES GOVERNING THE TRADING OF "PENNY STOCKS" LIMITS THE TRADING AND LIQUIDITY OF OUR COMMON STOCK THAT MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

      Our common stock currently trades on the OTC Bulletin Board. Since our common stock continues to trade below $5.00 per share, our common stock is considered a "penny stock" and is subject to SEC rules and regulations that impose limitations upon the manner in which our shares can be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

      WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

      We have never declared or paid a dividend on our common stock. We intend to retain earnings, if any, for use in the operation and expansion of our business and, therefore, do not anticipate paying any dividends in the foreseeable future.

      THE TRADING PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

      The trading price of our shares has, from time to time, fluctuated widely and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth in this prospectus as well as our operating results, financial condition, announcements of innovations or new products by us or our competitors, general conditions in the market place, and other events or factors. Although we believe that approximately 10 registered broker dealers currently make a market in our common stock, we cannot assure you that any of these firms will continue to serve as market makers or have the financial capability to stabilize or support our common stock. A reduction in the number of market makers or the financial capability of any of these market makers could also result in a decrease in the trading volume of and price of our shares. In recent years, broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. Such broad market fluctuations may adversely affect the future trading price of our common stock.

                                 USE OF PROCEEDS


      We will not receive any proceeds from the sale of common stock by the selling security holders. We will receive the exercise price of the Warrants held by certain of the selling security holders on those Warrants that are exercised. We expect to use the proceeds of any such sales for general working capital purposes in our day-to-day operations. While we regularly evaluate possibilities for the use of funds which may be raised as a part of our long-term business strategy, we do not at the present time have any specific arrangements, agreements or understandings with respect to any such funds in the event any or all of the Warrants are exercised.


           MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION


      Our common stock currently trades on the OTC Bulletin Board under the symbol "ETCK". The following table sets forth the range of high and low bid prices per share of our common stock for each of the calendar quarters identified below as reported by the OTC Bulletin Board. These quotations represent inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions. These prices give effect to the 1 for 10 reverse stock split which occurred on November 24, 2003.

Year Ended December 31, 2001
                                                               High         Low

First Quarter                                                 $0.70        $0.20
Second Quarter                                                 2.50         0.70
Third Quarter                                                  3.00         1.70
Fourth Quarter                                                 3.50         2.10

Year ended December 31, 2002

First Quarter                                                 $8.40        $1.60
Second Quarter                                                 2.00         1.60
Third Quarter                                                  2.10         1.30
Fourth Quarter                                                 3.60         1.20

Year ended December 31, 2003

First Quarter                                                 $4.30        $3.30
Second Quarter                                                 4.00         3.10
Third Quarter                                                  4.30         2.10
Fourth Quarter                                                 4.10         2.50

On January 26, 2004, which is subsequent to our November 24, 2003 1 to 10 reverse stock split, the closing bid and asked prices of our common stock as reported on the OTC Bulletin Board were $2.75 and $3.00 per share, respectively.



HOLDERS


As of January 26, 2004, there were 924 holders of record of the Company's Common Stock.



DIVIDENDS

      We have not paid any cash dividends to date, and we have no intention of paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of dividends is subject to the discretion of our Board of Directors and to certain limitations imposed under the Delaware corporation law. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our Board of Directors.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                               PLAN OF OPERATION

      This Management's Discussion and Analysis of Financial Condition and Plan of Operation and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this prospectus are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth in "RISK FACTORS" and elsewhere in this prospectus. The following should be read in conjunction with the audited consolidated financial statements of the Company included elsewhere herein.

OVERVIEW


      We were incorporated in the State of Washington on July 30, 1935 under the name of Gold Bond Mining Company for the purpose of acquiring, exploring, and developing and, if warranted, the mining of precious metals. We subsequently changed our name to Gold Bond Resources, Inc. in July 2000. We acquired EnerTeck Chemical Corp. ("EnerTeck Sub") as a wholly owned subsidiary on January 9, 2003. For a number of years prior to our acquisition of EnerTeck Sub, we were an inactive, public "shell" corporation seeking to merge with or acquire an active, private company. As a result of this acquisition, we are now acting as a holding company, with EnerTeck Sub as our only operating business. Subsequent to this transaction, on November 24, 2003 we changed our domicile from the State of Washington to the State of Delaware, changed our name from Gold Bond Resources, Inc. to EnerTeck Corporation and effected a one for 10 reverse common stock split.

      Our subsidiary was formed in Texas in November 2000 with the name EnerTeck Chemical Corp. to develop and market a fuel borne catalytic engine treatment for diesel engines known as EnerBurn(TM) and its associated products. We believe, based upon extensive testing conducted by Southwest Research Institute ("SWRI") and actual customer usage, that the EnerBurn diesel fuel additive formulation improves fuel economy, reduces engine wear and increases engine horsepower. We have a supply arrangement with RubyCat Technology, the blender, formulator and supplier of the EnerBurn product line. In addition, we own the trademark rights to the EnerBurn name. Our strategy is to establish EnerBurn as a diesel engine treatment technology with strong brand identity. Our targeted markets include industries that are heavy users of diesel engines such as the trucking industry, the railroad industry and the maritime shipping industry.


      The majority of domestic diesel fuel consumption is found in freight transportation applications, such as large trucking fleets, and the railroad and maritime shipping industries, all areas where diesel fuel costs represent a disproportionate share of operating expenses. Accordingly, our marketing approach includes a proof of performance demonstration that is a monitored trial period that proves to a potential customer that our product will produce the desired advantages to that customer's specific application. Specifically, we utilize RubyCat's proprietary fleet monitoring protocol system for on-road applications to analyze customer and potential customer diesel fuel consumption and provide hard data to prove the exact improvement in fuel economy that has resulted from the use of EnerBurn. In addition, we utilize volumetric proportioning injectors supplied by third parties that delivers the appropriate dosage ratio of EnerBurn to diesel fuel, applicable to the customer's specific needs.

      We utilize our own employees to sell our product along with independent sales agents inside and outside the US.

RESULTS OF OPERATIONS


Since the inception of EnerTeck Sub in 2000, we have had limited operations in the various industries in which we are marketing our products . The following provides a comparison of the results of those operations for the year ended December 31, 2001 to the same period ended December 31, 2002, and a comparison of the results of operations of the nine month period ended September 30, 2003 to the same period ended September 30, 2002.

      On a consolidated basis, we incurred a net loss of $2,156,578, or $0.33 loss per share for the nine-month period ending September 30, 2003, versus a net loss of $424,196, or $0.07 per share for the same period of 2002. The resulting losses in the first nine months were primarily due to our expansion of sales and marketing efforts, and a non cash charge of $1,450,000 in stock warrant expenses booked pursuant to Accounting Practice Bulletin ("APB") Opinion No.25, i.e. "Accounting for Stock issued to Employees". In addition, an increase in general and administrative expenses were incurred that were associated with our increased sales and marketing activities.

      For the year ending December 31, 2002 we recorded a net loss of $757,955 versus a net profit of $333,236 for the year ending December 31, 2001. The resulting losses in the first nine months were primarily from the loss of our largest customer who filed for bankruptcy protection during that year. Total revenue for the year ended December 31, 2002 was $981,244, a decrease of $448,620 over the year ended December 31, 2001. Total revenue for the nine months ending September 30, 2003 was $559,500, a decrease of $405,285 over the same period ending September 30, 2002. The primary source of revenue for the year ended December 31, 2002 is from the sale of EnerBurn to the trucking industry, with a small component of the revenues being derived from the maritime industry. The primary sources of revenue for the nine-month period ending September 30, 2003 were derived equally from the trucking and maritime industry, with a small component from the offshore drilling industry.


      We expect future revenue trends to initially come from the trucking and maritime industries, and subsequently expect revenues to also be derived from the railroad, mining and offshore drilling industries. We expect this to occur as we continue to increase our sales and implement our sales and marketing strategies into the targeted markets and create understanding and awareness of our technology through proof of performance demonstrations with potential customers.


      Our future growth is significantly dependent upon our ability to generate sales from trucking companies with fleets of 1,000 trucks or more, and barge and tugboat companies with large maritime fleets, and railroad, mining and offshore drilling and genset applications. Our main priorities relating to revenue are:
(1) increase market awareness of our EnerBurn product through our strategic marketing plan, (2) growth in the number of customers and vehicles or vessels per customer, (3) accelerating the current sales cycle, and (4) providing extensive customer service and support.

COSTS AND EXPENSES


      During the nine month period ended September 30, 2003, we recorded cost of goods sold of $132,788, a decrease of $380,040 over the same period the previous year primarily due to reduced sales. Other costs and expenses for that period in 2003 were $2,583,290, an increase of $1,707,137 over the same period the previous year. Similarly, during the year ended December 31, 2002, we recorded cost of goods sold of $623,088, an increase of $69,069 over the year ended December 31, 2001. Other costs and expenses for the year ended December 31, 2002 were $1,117,991, an increase of $571,943 over the other costs and expenses in the year ended December 31, 2001.

      The increase in other costs and expenses in the nine months ended September 30, 2003 from the same nine-month period the previous year is the result of a $1,030,000 non cash compensation charge for stock compensation, $118,653 in sales commissions, and increases in selling and general and administrative expenses of $558,484. The increase of these same costs during the year ended December 31, 2002 from the year ended December 31, 2001 is attributed to: the issuance of stock (non-cash compensation) to one of our officers in 2002 as part of a commission arrangement, of a $420,000 non cash compensation charge for stock issued to executive employees, $85,714 in impairment of asset expenses, and increases in selling and general and administrative expenses of $66,229.


LIQUIDITY AND CAPITAL RESOURCES


      We had cash and cash equivalents of $559,852 as of September 30, 2003, and $102,973 at September 30, 2002, and working capital of $633,457 and $185,279 at the same dates, respectively. For the nine months ended September 30, 2003, we used cash in our operating activities and investing activities totaling $916,745 and provided cash from the same activities for the nine months ended September 30, 2003 of $81,443. We had cash and cash equivalents of $31,097 as of December 31, 2002, and $101,530 at December 31, 2001, and a deficit in working capital of $31,971 as of December 31, 2002 and working capital of $231,689 as of December 31, 2001. For the year ended December 31, 2002, we used cash in our operating activities and investing activities totaling $70,433 and provided cash from the same activities of $100,529 for the year-end December 31, 2001.

      We financed our operations and capital requirements primarily through equity offerings. During the nine months ended September 30, 2003, the Company sold 3,150,000 shares of common stock for $0.50 per share, or $1,445,500 after expenses of $129,500 and $0 during the nine months ended September 30, 2002, from the sale of common stock. Similarly, during the year ended December 31, 2002, we received $80,000 that was offset by a distribution of $80,000 to shareholders and $0 during the year ended December 31, 2001 from the sale of common stock. During the nine month period ended September 30, 2003, the Company continues to use a portion of the proceeds of the sale of 3,150,000 shares of common stock sold during the first and second quarter, sold for $0.50 per share, to meet its operating obligations. These are compared to the operating activities of the nine months ended September 30, 2002 that used cash generated from prior periods to meet its operating expenses.

      The Company currently has plans to raise additional working capital through equity financing and believes that together with its existing customer base and the prospects for the future, and the exercise of warrants issued to certain employees, consultants and our investment banker, that sufficient cash will be provided to meet operating expenses for 2004.

     The following information gives effect to our November 24, 2003 1 for 10 reverse common stock split as if it had already been effected. On October 26, 2001, we sold 25,000 shares of our restricted common stock at $1.00 per share, or $25,000. 5,500 of these shares were sold to our then current officers. On December 20, 2002, we began a private offering of 1,000,000 shares of common stock at $.50 per share to accredited investors only and raised $500,000 receiving net proceeds of $495,000. Similarly, on May 28, 2003, we commenced another private offering also to accredited investors only. In this offering, we sold 2,150,000 shares at $.50 per share for $1,075,000, with net proceeds of $945,485. The funds raised in this offering have been and will be used for working capital. Our investment banker, Maxim Group, LLC ("Maxim"), a New York based broker-dealer, acted as our selling agent and received a commission of 10% ($107,500), a non accountable expense reimbursement of 2% ($21,500) and a warrant to purchase 200,000 shares at $.50 per share. The shares issued in these last two private offerings are among the shares covered by this prospectus. In addition, we have issued warrants to certain employees, consultants and our investment banker to purchase up to 4,025,650 shares of our common stock at varying exercise prices per share. If all the warrants are exercised, we will receive approximately $3,206,280 for working capital. The shares underlying these warrants are among the shares covered by this prospectus.


      On April 30, 2003, we retained Maxim to provide a broad range of investment banking, strategic and financial advisory services for an initial term of 12 months. We paid this firm $50,000 as a retainer fee and pay it $6,000 per month, and have issued it warrants to purchase an additional 2,500 shares at a price of $3.40 per share.

      In January 2003, we executed a Memorandum of Understanding ("MOU") with RubyCat Technology. This MOU is comprised of two components: a Supply and Marketing Agreement and a Purchase Option Agreement. This arrangement is more fully discussed below in "Our Business".

      We cannot give you any assurance that we will be able or willing to exercise this option. Accordingly, it is not a commitment on our part. We currently have no material commitments for capital requirements.

      We cannot be sure that we will be able to obtain additional financing that we believe we need to satisfy our cash requirements or to implement our growth strategy on acceptable terms, or at all. If we cannot obtain such financing on acceptable terms, the ability to fund the planned business expansion and to fund the on-going operations will be materially adversely affected. Presently, our management is pursuing a variety of sources of debt and equity financing. If debt is incurred, the financial risks associated with the business and with owning our common stock could increase. If enough capital is raised through the sale of equity securities, the percentage ownership of the current stockholders will be diluted. In addition, any new equity securities may have rights, preferences, or privileges senior to those of the common stock.

                                  OUR BUSINESS


      Except for historical information, the following description of our business contains forward-looking statements based on current expectations that involve risks and uncertainties. Our actual results could differ materially from those set forth in these forward-looking statements as a result of a number of factors, including those set forth in this prospectus under the heading "Risk Factors."

OVERVIEW

      We, through our wholly owned subsidiary, specialize in the sales and marketing of a fuel borne catalytic engine treatment for diesel engines known as EnerBurn(TM). We utilize a sales process that includes detailed proprietary customer fleet monitoring protocols in on-road applications that quantify data and assists in managing certain internal combustion diesel engine operating results while utilizing EnerBurn. Test data prepared by Southwest Research Institute and actual customer usage has indicated that the use of EnerBurn in diesel engines improves fuel economy, lowers smoke, and decreases engine wear and the dangerous emissions of both Nitrogen Oxide (NOx) and microscopic airborne solid matter (particulates). Our principal target markets are the trucking, railroad and maritime shipping industries. Each of these industries share certain common financial characteristics, i.e. i) diesel fuel represents a disproportionate share of operating costs; and ii) relatively small operating margins are prevalent. Considering these factors, we believe the use of EnerBurn and the corresponding 8 to 15% derived savings in diesel fuel costs can positively effect the operating margins of our customers while contributing to a cleaner environment.


      Since we are currently a sales and marketing organization, we have not spent any funds on research and development activities. We own the EnerBurn trademark and, pursuant to a memorandum of understanding, were granted an exclusive, global marketing rights from its formulator, blender and supplier, RubyCat (which arrangement requires us to meet certain annual minimum purchase levels to maintain such exclusivity), and an option to purchase the EnerBurn technology and associated assets by December 31, 2003 for $6.6 million. Based upon our sales volume to date, we have not achieved these required minimum levels. However, we are presently in discussions with RubyCat to waive the requirements necessary for us to maintain this exclusivity. No assurance can be given that we can reach an agreement acceptable to both parties. If we were to lose this exclusivity, it may have a material adverse effect on our business and planned operations. With regard to this option arrangement, the memorandum calls for the subsequent execution of a definitive purchase option agreement.


      To date, we have engaged in limited marketing of the EnerBurn technology and have generated minimal sales, principally to the trucking industry. We compete in an evolving market with a significant number of competitors that include both established businesses and new entries into the field.



      You should note that for the nine months ended September 30, 2003, 95% of our sales revenues were concentrated among five of our customers, of which one provided 50% of those sales. If we were to loss any of the aforementioned five customers, especially, the biggest one, our business would be adversely effected. We cannot assure you that we could adequately replace the loss of any of these customers.

HISTORY


     On November 24 2003, Gold Bond Resources, Inc. merged with and into EnerTeck Corporation, a wholly owned Delaware subsidiary, with EnerTeck being the surviving entity. This resulted in us becoming a Delaware corporation, changing our name to EnerTeck Corporation and effecting a 1 for 10 reverse common stock split.


      EnerTeck Parent was incorporated in the State of Washington in 1935 as Gold Bond Mining Company. After a number of years of inactivity, with no recurring source of revenue, an accumulated deficit and operating losses, we made a strategic business decision during 2000 to sell our mineral properties, change our name to Gold Bond Resources, Inc. and reorganize our capital structure in order to position ourselves to identify and acquire or merge with a viable private entity. On January 9, 2003, we acquired all 1,000,000 issued and outstanding shares of EnerTeck Chemical Corp. ("EnerTeck Sub"), a private company focused on combustion enhancement and emission reduction technology in the diesel fuel applications additive business in exchange for 5,000,000 of our shares of common stock. Accordingly, as a result of this acquisition, we have entered the diesel fuel engine treatment and additive business operating through our wholly owned subsidiary, EnerTeck Sub.

      EnerTeck Sub, our wholly owned operating subsidiary, was incorporated in the State of Texas on November 29, 2000. It was formed for the purpose of commercializing a diesel fuel specific combustion catalyst, known as EnerBurn
(TM) as well as other combustion enhancement and emission reduction technologies. EnerBurn was commercially introduced in 1998 by Nalco/Exxon Energy Chemicals, L.P. ("Nalco/Exxon L.P."), a joint venture between Nalco Chemical Corporation and Exxon Corporation. When Nalco/Exxon L.P. went through an ownership change in 2000, EnerTeck Sub was formed by its founder, Dwaine Reese. It acquired the EnerBurn trademark and related assets and took over the Nalco/Exxon L. P. relationship with the EnerBurn formulator and blender, and our supplier, RubyCat Technology. The decision to form EnerTeck Sub and acquire the EnerBurn business was motivated by Mr. Reese's conclusions that:

      o     EnerBurn was clearly beginning to gain market acceptance;
      o the gross margins associated with EnerBurn sales would support the business model, since existing customers would likely continue to buy the product due to the significant impact on diesel fuel savings and reduced emissions;
      o EnerBurn had been professionally tested extensively in field applications as well as in the laboratory, clearly demonstrating its effectiveness in increasing fuel economy and reducing emissions and engine wear;
      o use of the product in diesel applications has a profound impact on a cleaner environment.

      On January 22, 2001, the US Environmental Protection Agency issued registration number EC 5805A pursuant to the Environmental Protection Act (40 CFR 79.23) permitting the use of EnerBurn for highway use in all diesel applications in the United States of America.

OUR INDUSTRY

General Discussion of Diesel Fuel and Diesel Fuel Additives

      As crude oil is heated, various components evaporate at increasingly higher temperatures. First to evaporate is butane, the lighter-than-air gas used in cigarette lighters, for instance. The last components of crude oil to evaporate, and the heaviest, include the road tars used to make asphalt paving. In between are gasoline, jet fuel, heating oil, lubricating oil, bunker fuel (used in ships), and of course diesel fuel. The fuel used in diesel engine applications such as trucks and locomotives is a mixture of different types of molecules of hydrogen and carbon and include aromatics and paraffin.

      Diesel fuel cannot burn in liquid form. It must vaporize into its gaseous state. This is accomplished by injecting the fuel through spray nozzles at high pressure. The smaller the nozzles and the higher the pressure, the finer the fuel spray and vaporization. When more fuel vaporizes, combustion is more complete, so less soot will form inside the cylinders and on the injector nozzles. Soot is the residue of carbon, partially burned and unburned fuel.

      Sulfur is also found naturally in crude oil. Sulfur is a slippery substance and it helps lubricate fuel pumps and injectors. It also forms sulfuric acid when it burns and is a catalyst for the formation of particulate matter (one of the exhaust emissions being regulated). In an effort to reduce emissions, the sulfur content of diesel fuel is being reduced through the refinery process, however, the result is a loss of lubricity.

      Diesel fuel has other properties that affect its performance and impact on the environment as well. The main problems associated with diesel fuel include:

      o     Difficulty getting it to start burning
      o     Difficulty getting it to burn completely
      o     Tendency to wax and gel
      o     With introduction of low sulfur fuel, reduced lubrication
      o     Soot clogging injector nozzles
      o     Particulate emissions
      o     Water in the fuel
      o     Bacterial growth

      Diesel fuel additives have been developed to address the variety of problems associated with diesel fuel performance.

Diesel Fuel and the Environment

      The diesel fuel industry is at a critical juncture. Today, diesel fuel is the most cost effective fuel/engine technology available for heavy-duty industrial and vehicle service. However, environmentally it needs dramatic improvement. Governments worldwide are legislating specifications regarding the fuel itself and diesel engine design.

      Today's advanced diesel engines are far cleaner than the smoke-belching diesels of recent decades. Unfortunately, even smokeless diesel engines are not clean enough to meet current stricter air pollution regulations.

      While diesel engines are the only existing cost-effective technology making significant inroads in reducing "global warming" emissions from motor vehicles, it is not sufficient to satisfy regulators and legislators. Diesel engines will soon be required to adhere to stringent regulatory/legislative guidelines that meet near "zero" tailpipe emissions, especially on smog-forming nitrogen oxides (NOx), particulate matter (PM) and "toxins"; the organic compounds of diesel exhaust.

      Diesel engines can become ultra-clean. Meeting the environmental challenges will require extensive research on clean-diesel technology. Research in this area is currently being sponsored by government agencies, major engine companies, truck manufacturers, automobile makers, catalyst producers and, for fuels, oil refining companies and their technology suppliers.

      The search for ultra-clean diesel is far from over. Discoveries and breakthroughs will continue to prevail. In the past several months, new developments have appeared on the horizon for combined PM/NOx traps, non-thermal plasma/catalyst exhaust treatment systems, and new refinery desulfurization technologies. Large Fortune 500 companies, as well as small, emerging technology companies are investing hundreds of millions of dollars in research and development worldwide on these and other clean-diesel technologies.

      Today, there is no economic alternative to diesel engines for most industrial applications. This is true for ocean vessels, tug boats, commercial/recreational vessels, locomotive, trucking, bus transport, construction, mining, agriculture, logging, distributed power generation, and, in many parts of the world, personal transportation. In short, diesel fuel does the world's heavy work.

Fuel Additive Registration and Regulation

      Typically, there are registration and regulation requirements for fuel additives in each country in which they are sold. In the United States, fuel and fuel additives are registered and regulated pursuant to Section 211 of the Clean Air Act. 40 CFR Part 79 and 80 specifically relates to the registration of fuels and fuel additives

      In accordance with the Clean Air Act regulations at 40 CFR 79, manufacturers (including importers) of gasoline, diesel fuel and additives for gasoline or diesel fuel, are required to have their products registered by the EPA prior to their introduction into commerce. Registration involves providing a chemical description of the fuel or additive, and certain technical, marketing, and health-effects information. The health-effects research is divided into three tiers of requirements for specific categories of fuels and additives. Tier 1 requires a health-effects literature search and emissions characterization. Tier 2 requires short-term inhalation exposures of laboratory animals to emissions and screened for adverse health effects, unless comparable data are already available. Alternative Tier 2 testing can be required in lieu of standard Tier 2 if EPA concludes that such testing would be more appropriate. Certain small businesses are exempt from some or all the Tier 1 and Tier 2 requirements. Tier 3 provides for follow-up research, if necessary.

OUR PRODUCTS AND SERVICES

Our Diesel Fuel Additive Product Line

      EnerBurn


      EnerBurn is a liquid, chemical formulation, presently sold in bulk quantities to fleet and vessel operators, under three product codes differentiated by market application and product concentration, as indicated below:

Product                                                 Application
-------                                                 -----------
EnerBurn EC5805A                                        U.S. On-Road Market
EnerBurn EC5931A                                        U.S. Off-Road  Market
EnerBurn EC5805C                                        International Market

      Although added to diesel fuel and generally referred to as a diesel fuel additive within our industry, EnerBurn functions as an engine treatment application by removing carbon deposits from the combustion surfaces of the engine and greatly reducing further carbon deposit buildup. It also provides for an increased rate of combustion. By adding EnerBurn to diesel fuel in accordance with proprietary methodology, it forms a non-hazardous catalytic surface in the diesel engine combustion chamber and on the surface of the piston heads. This surface is visible in the form of a mono-molecular film that develops after initiation of treatment and remains active for a period of time after cessation of treatment.

      The buildup of carbon within the combustion chamber of a diesel engine can generate greater exhaust opacity and increased engine wear. These carbon deposits can cause piston rings to stick and reduce compression resulting in decreased engine efficiency with extended use.


      The unique chemical formulation of EnerBurn, when applied in accordance with proprietary methodology, has been shown to produce the following benefits (See "Product Testing", below):


--------------------------------------------------------------------------------
MEASUREMENT                                         PERCENTAGE IMPROVEMENT
--------------------------------------------------------------------------------
Fuel Economy                                        8-15% Improvement
--------------------------------------------------------------------------------
NOx Formation                                       10-20% Reduction
--------------------------------------------------------------------------------
Smoke                                               25-70% Reduction
--------------------------------------------------------------------------------
Brake Horsepower                                    Up to a 4% increase
--------------------------------------------------------------------------------
Engine Wear                                         30-50% Reduction
--------------------------------------------------------------------------------


      EnerBurn Volumetric Proportioning Injector Equipment (VPI)

      Volumetric proportioning injection equipment is used to deliver proper dosage ratios of EnerBurn to the diesel fuel, and are typically offered to our customers in support of an EnerBurn sale. Two equipment vendors supply us our additive injection equipment which is either installed at a bulk fueling depot or onboard the vehicle or vessel.

Product Testing

      Southwest Research Institute

      The Southwest Research Institute ("SWRI") of San Antonio, Texas has extensively tested the EnerBurn technology. This institute is an independent, nonprofit, applied engineering and physical sciences research and development organization with 11 technical divisions using multidisciplinary approaches to problem solving. The Institute occupies 1,200 acres and provides nearly two million square feet of laboratories, test facilities, workshops, and offices for more the 2,700 employees who perform contract work for industry and government clients.

      The extensive testing of EnerBurn conducted by SwRI confirmed product claims of lower highway smoke, reduced NOx emissions, a significant reduction in engine wear and an increase in horsepower. Actual customer usage data has also confirmed our claim that EnerBurn usage reduces fuel consumption.

      EnerBurn Proof of Performance Demonstrations


      An integral part of our sales process is to conduct proof of performance demonstrations for potential customers wherein we accumulate historical fleet data that documents the effects of the use of EnerBurn (i.e. advantages in terms of increased fuel economy, a decrease in engine wear and reductions in toxic emissions) on that customer's specific vehicles. In connection with these proof of performance demonstrations, we provide fleet monitoring services and forecasts of fuel consumption for purposes of the prospective customer's own analysis. We have completed proof of performance demonstrations for a large number of prospective and existing customers. A sampling of such trials include: (1) a fleet of over 3,000 long haul trucks (currently a material customer), (2) a fleet of 24 three-year old Morrison Knudson 1500 locomotives with Caterpillar 3512 diesel engines, (currently not a customer) and (3) a sampling of eight maritime push boats (currently a material customer).

      The results below are indicative of typical customer experiences using EnerBurn. In many instances, customers have directly reported to us their satisfaction with EnerBurn and the fuel savings that its use has provided them. In all cases, our own comparison of the customer provided historical fuel usage data with the EnerBurn usage (which we have monitored) data has proven to us and the customer that the use of EnerBurn has reduced their fuel consumption. In addition to fuel consumption reduction, we measure the decrease in emissions resulting from EnerBurn use with a device called the UEI Intelligent Solutions Meter. Similarly, the percentage reduction in opacity (smoke generated by diesel engines) is measured by the Wager 6500 Meter (manufactured by Robert H. Wager Co., Inc.).

o An EnerBurn proof of performance demonstration of a long haul truck fleet began in August of 1998. The number of trucks treated with EnerBurn exceeded 3,000-Century Class Freightliners, most of which were equipped with Caterpillar or similar type engines. This company's measurable fuel savings averaged 10.4% over a 3 plus year period while using EnerBurn, resulting in annual fuel savings in excess of $6.5 million. In addition, the company's maintenance department observed significant reductions in metal loss in crankcase wear-parts, although they did not attempt to quantify the value of this phenomenon.


o A fleet of 24 three-year-old 1400 horsepower Morrison Knudson MK1500 locomotives with Caterpillar 3512 diesel engines were used for a 12-month proof of performance demonstration of the effectiveness of EnerBurn. This demonstration started on July 1, 1999 and clearly documented a 10.8% reduction in fuel consumption and a 9.5% reduction in Brake Specific Fuel Consumption ("BSFC"). The demonstration also reflected a significant reduction in engine wear, confirmed by a 56% reduction in copper content of the lube oil.


o Three maritime vessels were selected from a large fleet, based on size and typical routes for accessibility of regular fueling at this company's bulk fueling barge. A proof of performance protocol was developed under the guidance and supervision of this company's management. The base line demonstration commenced on July 11, 2001 and the final demonstration was performed on February 28, 2002. One of the three demonstration vessels represented an untreated placebo; two were treated with EnerBurn. The two treated vessels exhibited a measured reduction in fuel consumption of 7% and 9.9%, while the untreated placebo experienced nearly a 10% increase in fuel consumption. Additionally five vessels with different diesel engines were selected for proof of performance under the same protocols yielding results in excess of 10% in fuel savings, significant reductions in opacity, from 33%-86%, reductions of NOx emissions between 11% and 20%.


OUR TARGET MARKET

Overview of Worldwide Diesel Fuel Consumption

      The U.S. Department of Energy, Energy Information Administration ("EIA") estimates that worldwide annual consumption of diesel fuel approximates 210 billion U.S. gallons. A breakdown of this estimate is summarized as follows:

                                                       Annual consumption of
                                                  Diesel Fuel - Billion USG/Year
                                                  ------------------------------

United States                                                    60
Europe                                                           60
Pacific Rim                                                      50
Rest of the World                                                40
                                                                ---
                  Total Gallons Consumption                     210

Domestic Diesel Fuel Consumption

      Based on further EIA published data, the following table* depicts domestic distillate fuel oil consumption by energy use for 2001:

--------------------------------------------------------------------------------
ENERGY USE                                               2001 (THOUSAND GALLONS)
--------------------------------------------------------------------------------
U.S. Total 58,971,486
--------------------------------------------------------------------------------
Residential                                                    6,263,440
--------------------------------------------------------------------------------
Commercial                                                     3,505,057
--------------------------------------------------------------------------------
Industrial                                                     2,323,797
--------------------------------------------------------------------------------
Oil Company                                                      820,321
--------------------------------------------------------------------------------
Farm                                                           3,427,343
--------------------------------------------------------------------------------
Electric Power                                                 1,510,273
--------------------------------------------------------------------------------
Railroad                                                       2,951,831
--------------------------------------------------------------------------------
Vessel Bunkering                                               2,093,252
--------------------------------------------------------------------------------
On-Highway Diesel                                             33,215,320
--------------------------------------------------------------------------------
Military                                                         346,060
--------------------------------------------------------------------------------
Off-Highway Diesel                                             2,514,791
--------------------------------------------------------------------------------

* Sources: Energy Information Administration's Form EIA-821, "Annual Fuel Oil and Kerosene Sales Report," for 1997-2001 and "Petroleum Supply Annual," Volume 1, 1997-2001. Totals may not equal sum of components due to independent rounding.

Diesel Fuel Consumption in Strategic Geographic Target Markets

      The following table* depicts diesel fuel consumption for transportation use only and excludes other such industries to include mining, farm, and electric power. We have active sales efforts in each of these three International markets.

--------------------------------------------------------------------------------
COUNTRY/REGION                                1999 CONSUMPTION (MILLION GALLONS)
--------------------------------------------------------------------------------
Western Europe                                44,457
--------------------------------------------------------------------------------
Japan                                          9,198
--------------------------------------------------------------------------------
Brazil                                         7,665
--------------------------------------------------------------------------------

*     Source: EIA "International Energy Annual, 1999."

Our Primary Domestic Target Markets by Energy Users

      Our primary domestic target markets by energy users include the trucking industry, railroad industry, and the maritime shipping industry, all responsible for transporting freight. Combined, these three industries consume approximately 38 billion gallons of diesel fuel, or over 50% of annual domestic consumption.

      According to information compiled by Charles River Associates, between 1960 and 1998, the amount of freight moved each year for each American increased by 50%, while the average cost of moving a ton of freight one mile (adjusted for inflation) fell by 12.5%. For trucking, railroad, and maritime shipping companies, diesel fuel accounts for a disproportionate share of total operating costs. Furthermore, each of these industries typically experiences relatively small operating margins. Because of these financial factors, we believe that the ability to reduce fuel consumption, even by a small amount, could have a dramatic effect on our customers' competitive viability.

      Trucking Industry

      The domestic trucking industry employs over 9 million people, including over 3 million truck drivers and contributes about five percent to our Gross National Product. During 2000, according to the American Trucking Association, excluding government and farm, 173 billion miles were logged by all trucks used for business purposes and consumed 30.3 billion gallons of diesel fuel.

      The trucking industry typically measures its costs by the mile, with fuel representing one of the largest variable cost items for truck operators. According to a publication prepared by Newport Communications, which profiled the Heavy Duty and Commercial Truck Market, annual Class 8 Truck (heavy duty) mileage ranged from 121,000 annual miles per truck for truck load carriers to 140,000 annual miles per truck for the owner-operator carrier. Annual operator mileage for Class 6-7 Trucks (medium duty) was significantly lower, ranging from 40,000 to 56,000 miles per truck. Trucking industry analyst, Martin Labbe Associates, calculates that in mid-1998, LTL truckers were spending an average
17.8 cents per mile for fuel. In mid-2001, the average cost had risen to 25 cents a mile for fuel. Unfortunately for trucking companies, the prices of delivering freight have not kept pace with rising costs.

      According to Transportation Technical Services, the average profit margin for truckers since the late 1970's is about 2%. In 2000, revenues of public truckload carriers rose 5.9%, representing a 40% increase in tonnage and 60% in surcharges and higher rates. However, profits were down almost 22%. Market analysts at A.G. Edwards & Sons noted 3,670 bankruptcies among companies with five or more trucks in 2000. Another 1,000 closed down in the first quarter of 2001. In previous years, when fuel prices were low, the bankruptcy rate was under 300 per quarter.

      We believe this analysis clearly supports the significant impact of fuel costs on the profitability and viability of trucking companies, particularly in a slow economy with less freight being moved.

      North American Railroad Industry

      According to the Association of American Railroads, more than 600 freight railroads operate in Canada, Mexico, and the United States with over 173,000 million miles of track and generate $42 billion in annual revenues. These railroads account for more than 40 percent of all freight transportation.

      Currently, the active locomotive fleets in the North American market number approximately 33,000 units, including heavy-haul freight locomotives, commuter locomotives and lower-horsepower, short-haul and terminal locomotives. The average number of new locomotives delivered in the past 10 years was 1,000 annually.

      On average, locomotives are three times more fuel-efficient than trucks. Moreover, locomotive fuel efficiency is continually improving. In 2001, locomotives moved a ton of freight 403 miles on average per gallon of diesel, up from 235 miles in 1980. In 2001 alone, U.S. freight locomotives consumed 2.6 billion fewer gallons of diesel fuel than they would have if their fuel efficiency had remained constant since 1980.

      Based on revenue per ton-mile, on average it costs 29% less to move freight by locomotive in 2001 than it did in 1981. Additionally, diesel fuel expenditures typically represent between six and 10 percent of operating budgets for domestic locomotive lines. Canada's railways, for instance, have been improving their fuel efficiency at an annual rate of about 1.9 percent per year.

      Because of these factors, locomotives, as demonstrated, are keenly aware of the positive impact fuel savings can have on their ability to remain competitive.

      Maritime Shipping Industry

      The domestic maritime shipping industry transports freight around our Nation's inland waterways and along our Nation's coasts. Our primary marketing efforts are presently directed at those companies that operate vessel fleets throughout our Nation's inland and inter-coastal waterways.


      Inland water freight transportation is comprised of more than 4,000 tugboats and towboats and over 28,000 barges. These vessels move 15% of the
Nation's freight representing nearly 800 million tons annually, over a 25,000-mile waterway system, contributing about $5 Billion a year to the U.S. economy. Because of the enormous cargo capacity of a barge, this industry represents the most economical mode of transporting commercial freight.


Our Secondary Domestic Target Markets by Energy Users

      To a lesser extent, we market EnerBurn to other domestic industries that are reliant upon diesel fuel. Those industries include electric power, oil and gas production (both onshore and offshore), mining, and agricultural. However, at the present time we have limited our efforts in these industries to specific customer applications wherein we have a personal relationship.

SALES AND MARKETING STRATEGY

Our Sales Process

      The fuel additive industry has historically been mired by a myriad of technically dubious products and potential customers are usually wary of promotional claims by product manufacturers or "snake oil" peddlers as they are sometimes labeled.


      Prospective customers in all targeted market sectors and geographic locations are primarily concerned about the potential business risks associated with the adoption of any new fuel or engine treatment. Thus, the first resistant barrier to adoption of a fleet proof of performance demonstration is dispelling fear about impact on engine warranties and any potential business risk associated with a fleet shutdown caused by our product. The potential EnerBurn fuel and maintenance savings are strong motivators but are secondary to risk avoidance. The SWRI fitness for use testing and customer testimonials are paramount in assisting us in addressing these fears.

      Potential customers have a strong predisposition to accept only demonstrable proof-of-benefit in their own fleet as justification for any new expenditure. After risk avoidance, the ability to demonstrate and prove results is the primary obstacle for market adoption of our product.


      Our sales process begins with a proof of performance demonstration that is a thorough analysis of the potential customer, including fleet type, size, and opportunity. (See "Business -Product Testing- EnerBurn Proof of Performance Demonstrations", above)). This is followed with sales presentations at both the executive level and maintenance level. Executive level sales presentations emphasize return on investment ("ROI"), while maintenance level sales presentations emphasize our technology and why it does not impact engine warranties and any potential business risk associated with a fleet shutdown.

      Convincing a potential customer to undertake a proof of performance demonstration is a difficult task because there is a significant expense to be borne by the potential customer. Specifically, the potential customer must pay for both the EnerBurn that is used during the demonstration as well as purchase the additive injection equipment that is also needed. The cost will vary according to the potential customer and the industry in which it is in. For a proof of performance demonstration on a typical fleet of 100 diesel engine trucks, the cost of the EnerBurn would be approximately $30,000, while the average cost of the equipment used would be approximately $20,000. The personnel costs related to providing fleet monitoring services and forecasts of fuel consumption for the potential customer's analysis are borne either by us, our supplier or the sales agent. For a demonstration involving a fleet of 100 hundred trucks, typically 50 to 100 man-hours are involved.

      The current sales cycle from inception to full customer implementation is typically six to 12-months from initial customer contact. This includes the two to six months it usually takes for the benefits of EnerBurn to begin to take effect in the subject engines during the proof of performance demonstration period.


Our International Marketing Partners


      We presently market EnerBurn in Western Europe, certain countries in Asia and Latin America though partnerships with entities that have an established presence in these areas. Our marketing partners include Bond International, Ltd. ("Bond") in Western Europe, Mitsubishi International Corporation ("MIC") in the Asia and EchemTrade Energy & Petrochemicals, Ltda. ("Echem") in the Mercusor Nations.


      Bond International, Ltd.

      Bond is an independent marketing corporation organized in the United Kingdom. Although we do not have a formal written agreement with them, Bond is acting as our sales agent in 19 European countries, including the United Kingdom, Austria, Germany, Spain, Italy and Switzerland. We are currently in the process of negotiating a formal written agreement with Bond. To date, Bond has had $ 297,000 (US) in EnerBurn sales on our behalf. Our current arrangement calls for us and Bond to share equally in the operating margins of the products sold in Bond's territory until such time that a definitive agreement is executed between the parties.

      Mitsubishi International Corporation


o On March 15, 2003, WaxTech International, Inc. assigned to EnerTeck its December 15, 2002 agreement with MIC, its exclusive distributor of EnerBurn products in the aforementioned Asian nations. The term of the Distributorship Agreement is for five years with renewable one-year options. We can terminate this agreement for a material breach of contract, including the failure of MIC to meet annual sales requirements, if the breach is not remedied within 60 days of the date of the notice of the breach. Under this agreement, MIC's compensation is based entirely upon the difference between its cost from us and MIC's sales prices to its customers.

      To date, MIC has not sold any of our product pursuant to this agreement. However, certain proof of performance demonstrations have begun in the fourth quarter of 2003 in these geographical areas.


      EchemTrade Energy & Petrochemicals, Ltda.


      On February 15, 2003, we entered into a Sales Agency Agreement with Echem, a Brazilian corporation that was amended on September 1, 2003. Pursuant to this agreement, as amended, Echem acts as our exclusive sales agent for the sale of EnerBurn products in Latin America. The term of the agreement is for five years with renewable one-year options. In order to maintain its geographic exclusivity, Echem must meet certain minimum annual sales volume requirements. In the event that Echem does not achieve the minimum sales volume in any given period, we may, at our sole option, appoint additional sales agents or establish our own sales initiative within the territory. However, in the event that Exhem does lose its territorial exclusivity, we will continue to supply EnerBurn products to Echem on a non-exclusive basis, and we will not solicit or otherwise transact business with Echem's active commercial accounts or compete with Echem or allow any additional appointed agents to compete or interfere with Echem's active commercial accounts.

      Under this agreement, Echem's compensation is entirely commission based, with advance commission payments to be drawn against future commissions permitted if agreed upon by the parties. The commission formula is as follows:

      o For Echem sales to certain non-governmental Brazilian customers, the difference between its cost from us and such customer's sales prices;
      o For all other non-governmental commercial accounts, 20% of the gross sales price; and
      o     For all governmental accounts, 25% of the gross sales price.


      To date, Echem has not sold any of our products pursuant to this agreement. However, large railroad and certain government contracts are under negotiation at this time.


      Brenntag Latin America Incorporated

      Brenntag Latin America Incorporated ("BLAI") is the Latin American sales division of The Brenntag Group. On October 23, 2003, we entered into a one year renewable Exclusive Distributor Agreement with BLAI. Under this agreement, we appointed BLAI as our exclusive distributor of EnerBurn in the South American countries of Colombia, Venezuela, Ecuador and the Dominican Republic. In order to maintain exclusivity, BLAI must purchase at least 4,000 gallons of EnerBurn within the first year. If it fails to do so, it may lose its exclusivity at our option. In such case, it would proceed as a non-exclusive distributor in the aforementioned countries. In connection with this distributorship arrangement, BLAI has agreed not to sell and/or handle any other product that competes with EnerBurn.

      BLAI's compensation under this arrangement is derived from its mark-up of the EnerBurn that it purchases from us. To date, BLAI has not purchased any of our product under this agreement.


COMPETITION

      The market for products and services that increase diesel fuel economy, reduce emissions and engine wear is rapidly evolving and intensely competitive and we expect it to increase due to the implementation of stricter environmental standards. Competition can come from other fuel additives, fuel and engine treatment products and from producers of engines that have been modified or adapted to achieve these results. In addition, we believe that new technologies, including additives, will further increase competition.

      Our primary current competitors include Lubrizol Corporation, Chevron Oronite Company (a subsidiary of Chevron Corporation), Octel Corp., Clean Diesel Technologies, Inc. and Ethyl Corporation.

      Many of our competitors have been in business longer than us, have significantly greater financial, technical, and other resources, or greater name recognition. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Competition could negatively impact our business. Competitive pressures could cause us to lose market share or to reduce the price of our products, either of which could harm our business, financial condition and operating results.

      We believe that the principal competitive factors in our market include the:

      *     effectiveness of the product;
      *     cost;
      *     proprietary technology;
      *     ease of use; and
      *     quality of customer service and support.

GOVERNMENT REGULATION

      We need to comply with registration requirements for each geographic jurisdiction in which we sell EnerBurn. On January 21, 2001, the US
Environmental Protection Agency, pursuant to the Environmental Protection Act (the "Act") (40 CFR 79.23) issued permit number EFC 5805A in connection with the use of EnerBurn. This registration allows EnerBurn to be used anywhere in the United States for highway use in all over-the-road diesel applications. Under this registration, we have pass through rights from the formulator, blender and supplier to sell EnerBurn. However, there are provisions in the Act under which the EPA could require further testing. The EPA has not exercised these provisions yet for any additive. Internationally, we intend to seek registration in other countries as we develop market opportunities.

      Our business is impacted by air quality regulations and other regulations governing vehicle emissions as well as emissions from stationary engines. If such regulations were abandoned or determined to be invalid, our prospects may be adversely effected. As an example, if crude oil and resulting diesel prices were to reach or approach historical lows, the emphasis for fuel efficiency would be diminished, potentially impacting sales velocity of our products, consequently adversely effecting the Company's performance.

OUR SUPPLY ARRANGEMENTS

Our Relationship with RubyCat Technology

      In January 2003, we executed a Memorandum of Understanding ("MOU") with RubyCat Technology. This MOU is comprised of two components: a Supply and Marketing Agreement and a Purchase Option Agreement.

      Supply and Marketing Agreement

      Under the Supply and Marketing component of the MOU, EnerTeck will collaborate with and purchase EnerBurn(TM) products and services exclusively from RubyCat and RubyCat will collaborate with and sell EnerBurn diesel products exclusively to EnerTeck. Accordingly, for EnerTeck to maintain annual, global exclusivity, it is required to purchase certain minimum quantities of EnerBurn as indicated below:

Year One ending December 31, 2003                       180,000 gallons
Year Two ending December 31, 2004                       270,000 gallons
Year Three ending December 31, 2005                     400,000 gallons
And Each Year thereafter                                500,000 gallons

      Purchase Option Agreement

      Under the Purchase Option component of the MOU, EnerTeck has been granted a unilateral one-year option to purchase certain technology from RubyCat for a sum of up to $6.6 million.


      During December of 2002, RubyCat expressed an interest in selling its technology to EnerTeck for a sum of up to $6.6 million. As a result of negotiations between the parties, EnerTeck, in addition to securing exclusive global marketing rights subject to minimum purchase requirements from RubyCat, elected to pursue this acquisition with payment due no later than December 31, 2003. However, should EnerTeck elect not to exercise the purchase option and yet meet the annual minimum purchase requirements, EnerTeck maintains its global exclusivity, subject to our meeting certain minimum purchase levels.


      If the supplier is not able to provide us with sufficient quantities of the product, or not provide us the product at all (for any reason), our business could be adversely effected. Although we have identified alternate suppliers of the products, we cannot assure you that the replacement products will be comparable in quality to the product presently supplied to us by RubyCat, or that, if comparable, that it can be acquired under terms and conditions acceptable to us.

      In addition, we are dependent upon RubyCat for statistical analysis of fleet data gathered from customers and potential customers in on-road applications. This data is important in that it serves to demonstrate our products' proof of performance to customers and potential customers. If this service were not supplied to us, our sales efforts and ability to maintain existing customers could be negatively effected. However, we believe that we can adequately analyze the data ourselves.


      Our arrangement with RubyCat Technology requires that we meet certain annual minimum purchase levels in order to maintain our global exclusivity. The Company has purchased 9,700 gallons of product from RubyCat through November 30, 2003. Based upon our sales volume to date, we have not achieved the required minimum levels of purchases. However, we are presently in discussions with RubyCat to waive the requirements necessary for us to maintain this exclusivity. No assurance can be given that we can reach an agreement acceptable to both parties. If we were to lose this exclusivity, it may have a material adverse effect on our business and planned operations.


EMPLOYEES

      We currently employ nine individuals on a full-time basis; five of whom provide services to both EnerTeck Parent and EnerTeck Sub. The remaining four provide services to EnerTeck Sub only. Two of the individuals, namely, James Mullen (Executive Vice President, General Counsel, Secretary and Director) and Parrish Ketchmark (President and Director) provide their services pursuant to consulting agreements. Parrish Brian Partners, Inc., with whom we have a consulting agreement, employs our president. We anticipate retaining additional sales and marketing (as employees or consultants) and clerical personnel within the next 12 months, if our financial resources permit.

PROPERTY

      We do not own any real estate. We conduct our operations from leased premises in Stafford, Texas. We lease approximately 2,692 square feet of space at 10701 Corporate Drive, Suite No. 150 under a three-year lease, which terminates on March 31, 2006 and currently provides for monthly rent of $3,687.75 which increases ratably over the term of the lease to $3,911.25. We believe that our current facility is adequate for the foreseeable future.

LITIGATION

      We are not a party to any pending material legal proceeding nor are we aware of any proceeding contemplated by any individual, company, entity or governmental authority involving the Company.

                                   MANAGEMENT

DIRECTORS EXECUTIVE OFFICERS AND KEY EMPLOYEES

      The following sets forth certain information regarding each of our directors, executive officers and key employees. Unless otherwise indicated, these individuals hold the same positions listed below for both EnerTeck Corporation and our wholly owned subsidiary, EnerTeck Chemical Corp.

NAME                      AGE      POSITIONS HELD
----                      ---      --------------

Dwaine Reese              61       Chief Executive Officer, and Chairman
                                   of the Board of Directors


Parrish B. Ketchmark      38       President and Director


James J. Mullen           67       Executive Vice President, General Counsel,
                                   Secretary and Director

V. Patrick Keating*       54       Executive Vice President/Business Development

Leon van Kraayenburg      48       Executive Vice President/Finance, Chief
                                   Financial Officer and Treasurer

Roy Stern*                57       Vice President/Fleet Sales (USA)

* These individuals are key employees of our subsidiary, EnerTeck Chemical Corporation. They are not employees or corporate officers of our parent, and do not perform any policy-making functions for our parent.


The following is a brief summary of the business experience of each of the above-named individuals:


DWAINE REESE. Mr. Reese has been the Chairman of the Board and our Chief Executive Officer of EnerTeck Sub since 2000 and of EnerTeck Parent since 2003. From approximately 1975 to 2000, Mr. Reese held various executive, management, sales and marketing positions in the refining and specialty chemical business with Nalco Chemical Corporation and later Nalco/Exxon Energy Chemicals, LP. In 2000, he founded EnerTeck Chemical Corp., and has been its President and Chief Executive Officer since that time. Mr. Reese has been and will continue to devote his full-time to our business. Mr. Reese has B.S. degree in Biology and Chemistry from Lamar University and a M.S. degree in Chemistry from Highland New Mexico University.

PARRISH B. KETCHMARK. Mr. Ketchmark has been our President and a Director since May 15, 2003. He has over 14 years experience in the business development and financing of small, emerging businesses. He is the founder, President and Chairman of the Board of Parrish Brian Partners, Inc., a venture capital business incubation firm, in operation since 2000. In addition, Mr. Ketchmark is the President of Parrish Brian & Co., Inc., an asset management, and investment and merchant-banking firm founded in 1995. From 1997 to 1999, Mr. Ketchmark served as the Secretary, Treasurer and a Director of World Cyberlinks Corp. From 1993 to 1995, Mr. Ketchmark served as the President of Performance Capital Corporation, an investment firm that managed and serviced a portfolio of investments in early stage growth companies. Prior to 1993, Mr. Ketchmark was employed as a Vice President at American Network Capital Corporation, a financial public relations firm, where he was responsible for investor relations and the financing of emerging companies. Mr. Ketchmark has attended Bernard Baruch College and Fordham University, and has studied finance and investments at Penn State University. He served in the U.S. Marine Corps from 1984 until his honorable discharge in 1989 attaining the rank of Sergeant. Mr. Ketchmark will devote such time to our business as he believes is necessary for us to be successful.

JAMES J. MULLEN. Mr. Mullen is our Executive Vice President - General Counsel, Secretary and a Director. He has over 40 years of legal experience primarily in the areas of intellectual property rights (patents and trademarks), trade regulation, business law, environmental matters, product liability and litigation. Since 1992, Mr. Mullen has been General Patent Counsel -Intellectual Property for Celanese Ltd. Mr. Mullen will continue this relationship with Celanese, until such time that we will be able to compensate him at a level commensurate with full-time employment. Until such time, Mr. Mullen will devote, as much of his time to our business as he believes is necessary for us to be successful. Mr. Mullen has his J.D. degree from Texas A &M University Law Center/South Texas College of Law, and a B.Ch.E. from Georgia Technical Institute.


V. PATRICK KEATING. Mr. Keating is an Executive Vice President - Business Development of our wholly owned subsidiary, EnerTeck Chemical Corp. only. Mr.
Keating  has   approximately   twenty-
eight years of refining/petrochemical management experience with fully integrated oil companies. For the most recent five years, he has been engaged in the management of start-up refining and petrochemical ventures. He is the founder and Chief Executive Officer of WaxTech International, Inc., a firm that has in the past provided consulting and sales services to EnerTeck Sub. Although Mr. Keating intends to devote substantially all of his business time to our business operations, he will still maintain his position with WaxTech. Mr. Keating has a B.S. Degree in Chemical Engineering from McNeese State University.

LEON VAN KRAAYENBURG. Mr. van Kraayenburg is our Executive Vice President - Finance, who has over 20 years of financial corporate reporting, tax, finance and treasury experience, serving the private and public sector. From 1993 until 1999, he served as Manager of Corporate Reporting for the U.S. holding companies of BTR, Plc., a UK public reporting company and BTR Nylex Ltd., an Australian public reporting company. During 1998, he managed the consolidation of the Amatek Holdings Group, a division of BTR Nylex, Ltd., a reporting entity comprising of over 60 companies and $900 million (USD) in revenues. He first served as the Chief Financial Officer and Treasurer of Westlake Styrene Corporation, with total assets of over $120 million (USD), a wholly owned subsidiary of BTR Nylex Ltd. before he joined corporate BTR Plc. Mr. van Kraayenburg is a graduate of Witwaters Rand College in South Africa.


ROY K. STERN. Mr. Stern is our Vice President - Fleet Sales (USA) of our wholly owned subsidiary, EnerTeck Chemical Corp. only. He has over 30 years experience in transportation, real estate and facilities logistics management. Most recently, from 1996 until 2002, he was Director of Purchasing and Fuel Management for Consolidated Freightways, a national trucking firm that filed for Chapter 11-bankruptcy protection in 2002 and is currently in liquidation. Mr. Stern has a B.S. degree in Biology from the University of Wisconsin and an M.B.A. degree in Finance /Management from Redlands College.


DIRECTORS' TERMS OF OFFICE


      With regard to our parent, EnerTeck Corporation, and its subsidiary, EnerTeck Chemical Corp., all the directors hold office for a term of one (1) year or until his/her successor is duly elected and qualified.


BOARD OF DIRECTORS AND OFFICERS

      All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

DIRECTORS COMPENSATION

      Directors who are also officers of the Company receive no additional compensation for serving on the Board of Directors, other than reimbursement of reasonable expenses incurred in attending meetings.

EXECUTIVE COMPENSATION

      The following table sets forth the compensation paid by the Company to its Chief Executive Officer whose total annual salary and bonus exceeded $100,000 during the past three calendar years. Except as set forth below, no officer or Executive Officer of the Company received compensation in excess of $100,000 during the past three calendar years. However, two of our employees are currently being compensated at a rate in excess of $100,000 per year. They are Dwaine Reese and Roy Stern ($150,000 and $110,000 per year, respectively). All of this information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

                           SUMMARY COMPENSATION TABLE

                                                                 COMPENSATION IN
NAME AND PRINCIPAL         FISCAL                                THE FORM
POSITION                   YEAR         SALARY($)     BONUS($)   OF EQUITY  ($)
---------                  ----         ---------     --------   --------------

Dwaine Reese               2000         0             0          0
Chief Executive Officer    2001         $125,000      0          0
Chairman  (1)              2002         $150,000      0          $420,000 (2)


(1) Mr. Reese has served in these positions with both companies since shortly after we acquired EnerTeck Sub on January 9, 2003. Prior thereto, from EnerTeck Sub's inception on November 29, 2000, Mr. Reese served as the President and Chief Executive Officer of EnerTeck Sub. The compensation that is indicated here is his compensation from EnerTeck Sub for the periods indicated as its officer and director.

(2) In September 2002, EnerTeck issued 420,000 shares of its common stock to Mr. Reese. This issuance was valued at a $1.00 per share as non-cash compensation in 2002.

      On September 2, 2003, our shareholders approved an employee stock option plan authorizing the issuance of options to purchase up to 1,000,000 shares of our common stock. This plan is intended to give us greater ability to attract, retain, and motivate our officers, key employees, directors and consultants; and is intended to provide us with the ability to provide incentives more directly linked to the success of the Company's business and increases in shareholder value. To date no options have been issued under the plan.


      In addition to the stock option plan, all of the officers and significant employees (or their affiliates) have been issued warrants to purchase shares of our common stock. (See "Certain Relationships and Related Transactions" immediately below.) To date, none of these previously issued warrants to purchase our securities have been exercised. The shares underlying these warrants are among the shares covered by this prospectus.

EMPLOYMENT AGREEMENTS - EXECUTIVE OFFICERS AND CERTAIN SIGNIFICANT EMPLOYEES

      All of the officers and key employees, with the exception of Mr. Ketchmark and Mr. Mullen, have entered into employment agreements. Mr. Ketchmark is acting as the president of the Company and its subsidiary pursuant to a May 15, 2003 amendment to the January 9, 2003 consulting agreement between his firm, Parrish Brian Partners, Inc and us. He is compensated on a consulting basis at the rate of $72,000 per year. Mr. Mullen has a consulting agreement with both our parent and subsidiary. He is also compensated at the rate of $72,000 per year. All of the remaining officers and significant employees have entered into employment agreements with both our Company and its subsidiary except Messrs. Keating and Stern who have employment agreements with our subsidiary only. All employment agreements contain non-compete provisions. Messrs. Reese and Stern are compensated at the rate of $150,000 and $110,000 per year, respectively. The remaining officers and key employees are compensated at the rate of $72,000 per year. In addition, we will pay Mr. Stern a 1% commission on sales that he generates.

      Copies of these agreements and any amendments thereto are included in the Form SB-2 Registration Statement of which this prospectus is a part, which registration statement has been filed with the Securities and Exchange Commission.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


      On August 1, 2003, we issued to Dwaine Reese, our principal shareholder, Chairman and Chief Executive Officer, a warrant to purchase 1,000,000 shares of our restricted common stock at $.01 per share or $10,000 in connection with his employment agreement. In addition, we have issued another warrant to purchase 498,150 of our restricted shares at $1.20 per share or $597,780 to Allan F. Dow and Associates, a management consulting firm for consulting services rendered to EnerTeck Sub. We have also issued to J.D. McGraw, a consultant who previously rendered services to us, a warrant to purchase 150,000 shares of our restricted common stock at $1.20 per share or $180,000. Similarly, we have issued another warrant to purchase 175,000 shares of our restricted common stock at $1.20 per share or $210,000 to WaxTech International, Inc. in consideration for services also rendered to EnerTeck Sub. V. Patrick Keating, a significant employee of EnerTeck Sub, is a principal of WaxTech.

      Our president, Parrish B. Ketchmark, is presently compensated on a consulting basis through his firm, Parrish Brian Partners, Inc. ("Partners"). Prior to him becoming president on May 15, 2003, we entered into a January 9, 2003 financial consulting and business development agreement with Partners, an affiliate to Mr. Ketchmark. He is providing his services as president pursuant to a May 15, 2003 amendment to this consulting agreement. In connection with this agreement, we issued a warrant to Partners to purchase 1,500,000 shares of our shares of common stock at $1.00 per share or $1,500,000 and are paying Mr. Ketchmark for services rendered at the rate of $6,000 per month or $72,000 per year. For the year ending December 31, 2003, he has been paid a total of $48,000. In addition, on January 9, 2003, we issued 500,000 shares of our common stock to Parrish Brian & Co., Inc., an affiliate of Mr. Ketchmark and Parrish Brian Partners, Inc., for business, financial and marketing services previously rendered to EnerTeck Sub before we acquired it.


      In addition to the above, we have issued warrants to purchase our common stock to the following officers and employees as follows:

      o Leon van Kraayenburg - a warrant to purchase 200,000 shares at $1.20 per share.
      o James J. Mullen - a warrant to purchase 100,000 shares at $1.20 per share.
      o     Roy Stern - a warrant to purchase 100,000 shares at $1.20 per share.
      o     Deborah Tenney - a warrant to purchase 100,000 shares at $1.20


      We consider the terms of the foregoing warrant transactions to be fair and reasonable to both us and respective parties involved. With the exception of the warrant transaction with our principal shareholder and Chairman, Dwiane Reese, all warrant issuances, including exercise prices, were the result of arms length negotiations between the parties. Since the shares underlying the warrants were restricted at the time of the negotiation and the subsequent grants, the price of the publicly traded shares was not relevant, and their fair market value could not be determined. Regarding the warrants issued to Mr. Reese, as our founder, Chairman and principal shareholder, he was rewarded accordingly, i.e., with a lower warrant exercise price and a warrant to purchase a greater number of shares. Although it was not an arms length transaction, considering Mr. Reese's perceived value to the

Company, we believe it is fair and in our best interests.

      This prospectus covers the shares underlying all of the warrants referred to in this section as well as the 202,500 shares underlying the warrants issued to our investment banker. See "Management Discussion and Analysis of Financial Condition and Plan of Operation - Liquidity and Capital Resources", above. Accordingly, the total number of shares covered by this prospectus underlying warrants is 4,025,650.


      On November 24, 2003, we effected a one from 10 reverse stock split and a change of domicile merger whereby we changed our name from Gold Bond Resources, Inc. to EnerTeck Corporation and our state of domicile from the State of Washington to the State of Delaware. All references to shares contained herein give effect to the aforementioned reverse common stock split as if it had occurred previously to the transactions cited.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


      Except as indicated below, the following table sets forth the stock ownership of each of our directors and officers, and each beneficial owner of greater than 5% of the outstanding shares of the Company, as of December 12, 2003, after giving effect to the November 24, 2003 one for 10 reverse common stock split.

Name and Address of                            Amount and Nature
Beneficial Owner             Title of Class    of Beneficial Ownership    Percent of Class
-------------------          --------------    -----------------------    ----------------
Dwaine Reese (1) (2)         Common            3,550,000                       32.89%
206 Country Creek Way
Richmond, Texas 77469

Parrish B. Ketchmark (1)(3)  Common            2,000,000                       18.39%
75 Oak Street
Norwood, NJ 07648

James J. Mullen (1)(4)       Common              100,000                       01.00%
802 Campodolcino Drive
Corpus Christi, Texas 78414

Leon van Kraayenburg (1)(5)  Common              200,000                       02.00%
14826 Cedar Point Drive
Houston, TX 77070

Tom Himsel                   Common              575,000                        5.87%
2177 Willow Lake Drive
Greenwood, Indiana 46143

Stan Crow                    Common              500,000                        5.11%
1410 Andover
Livingston, Texas 77351

Leo Long                     Common            1,000,000                       10.21%
14600 W. 107th Street
Lenexa, KS 66215

John Russell (6)             Common            1,000,000                       10.21%
116 A Main Street
Tiburon, CA 94920

All directors and
executive officers
as a group (4 persons)       Common            5,350,000                       42.49%

(1)   Holds these positions (officer and/or director) with both Companies.


(2) This includes the shares underlying the warrant we have issued to this shareholder to purchase an additional 1,000,000 shares at $.01 per share in connection with his employment agreement. The percent of class assumes the exercise of this shareholder's warrants only.


(3) This includes the shares underlying the warrant we have issued to an affiliate of this shareholder, Parrish Brian Partners, Inc., to purchase 1,500,000 shares of our common stock for $1.00 per share. The percent of class assumes the exercise of this shareholder's warrants only. In addition, it also includes 500,000 shares owned by an affiliate of this shareholder, Parrish Brian & Co., Inc.


(4) This includes the shares underlying the warrant we have issued to this shareholder in connection with his consulting agreement. This is a warrant to purchase 100,000 shares at $1.20 per share. The percent of class assumes the exercise of this shareholder's warrants only.

(5) This includes the shares underlying the warrant we have issued to this shareholder in connection with his employment agreement. This is a warrant to purchase 200,000 shares at $1.20 per share. The percent of class assumes the exercise of this shareholder's warrants only.


(6) This individual's common stock holdings are comprised of shares owned by his affiliates as follows: Park City Investors, LP (400,000 shares), Carlsbad Industrial Association, LP (200,000 shares) and The Sherman Family Partners, LP (400,000). Mr. Russell controls all of these entities.


      Unless otherwise noted above, this table has been prepared based on 9,791,999 shares of common stock being outstanding. If all of the aforementioned warrants are exercised, we will have 13,817,649 shares outstanding.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

      The Company is authorized to issue 100,000,000 shares of common stock, $.001 par value per share, of which 9,791,999 are outstanding as of the date of this prospectus.

      Holders of common stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Holders of common stock have one vote for each share held of record and do not have cumulative voting rights.

      Holders of common stock are entitled, upon liquidation of the Company, to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

      The Company is authorized to issue 10,000,000 shares of preferred stock with no stated value and a par value of $.001, none of which are issued and outstanding. The preferred stock will be entitled to preference over the common stock with respect to the distribution of assets of the Company in the event of its liquidation, dissolution, or winding-up, whether voluntarily or involuntarily, or in the event of any other distribution of assets of the corporation among its stockholders for the purpose of winding-up its affairs. The authorized but unissued shares of preferred stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Board in its sole discretion shall have the power to determine the relative powers, preferences, and rights of each series of preferred stock. The issuance of preferred shares with such voting or conversion rights may have the effect of delaying, deferring or preventing a change in control of the Company.

      There are no other provisions in our certificate of incorporation or our bylaws that may result in the delaying, deferring or preventing of a change in control of our Company.


DIVIDEND POLICY

      The Company has never paid cash dividends on its common stock. The Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings, if any, to finance the growth of the business. The payment of future dividends will depend on such factors as earnings levels, anticipated capital requirements, the operating and financial condition of the Company and other factors deemed relevant by the Board of Directors.

TRANSFER AGENT


      The transfer agent for the Company's common stock and warrants is Jersey Transfer & Trust Company, 201 Bloomfield Avenue, Verona, New Jersey 07044. Its telephone number is 973-239-2712.


                                  THE OFFERING


      The Prospectus covers the public resale of a total of 7,675,650 shares of our common stock that is made up of the following:

      In April 2003, we completed our December 20, 2002 private offering of 1,000,000 shares of our common stock at $.50 per share for a total of $500,000 to be used for working capital. We included with these shares the right to have them registered with the Securities and Exchange Commission ("SEC"). This prospectus covers the public resale of these 1,000,000 shares.

      In June 2003, we completed our May 28, 2003 private offering of 2,150,000 shares of our common stock at $.50 per share for a total of $1,075,000 to be used for working capital. We included with these shares the right to have them registered with the SEC. This prospectus covers the public resale of these 2,150,000 shares.

      During 2003, we issued warrants to officers, employees, consultants, and our investment banker/selling agent, in private transactions, for the purchase up to 4,025,650 shares of our common stock at varying exercise prices. These warrant holders have the right to have us register the underlying 4,025,650 shares with the SEC. This prospectus covers the public resale of the shares of common stock underlying the warrants.

      In January 2003, we issued 500,000 shares of its common stock to Parrish Brian & Co., Inc. for business, financial and marketing consulting services previously rendered to EnerTeck Sub before its acquisition. We assumed this liability after the acquisition. The services were valued by the parties at par value at the time of issuance (pre-reverse split) or $5,000. The shares issued to Parrish Brian & Co., Inc. are covered in this prospectus.


      We cannot prevent the holders from immediately reselling all shares after this registration becomes effective with the SEC.

                            SELLING SECURITY HOLDERS

      The selling security holders identified in the following table are offering for sale 7,675,650 shares of common stock. All shares are issuable upon the exercise of a privately negotiated and issued warrant or common stock previously issued to the selling security holders in a private placement transaction.


      The following table sets forth as of December 12, 2003:


      o The number of shares being held of record or beneficially by each selling security holder and any material relationship between the Company and each selling security holder based upon information currently available to the Company.
      o The percentage ownership of each selling security holder prior to the offering.
      o The number of shares offered hereunder by each selling security holder.
      o The number of shares held of record or beneficially and the percentage ownership of each selling security holder after the offering.

      This calculation assumes the exercise of all the warrants, of which there can be no assurance, and that all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling security holder prior to the termination of this offering.

                                     Beneficial                                         Beneficial
                                     Ownership of                                       Ownership of
                                     Selling Security                                   Selling Security
                                     Holder Prior to                                    Holder After
                                     Offering (1):                                      Offering (1):
                                     ----------------------                             ----------------------
                                                                 Number of
Name of Selling                                                  Shares Offered
Security Holder                         Number      Percent      Hereby                 Number         Percent
--------------------------------------------------------------------------------------------------------------
Parrish Brian
Partners, Inc. (2)(3)                 1,500,000      10.86%      1,500,000              0              0
WaxTech
Int'l Inc. (3) (4)                      175,000       1.27%        175,000              0              0
James Etter (5)                          50,000          *          50,000              0              0
John Coghlan(5)                          50,000          *          50,000              0              0
Jack Cowles (5)                          50,000          *          50,000              0              0
Jack Manning (5)                         50,000          *          50,000              0              0
Anthony Scorpio (5)                      50,000          *          50,000              0              0
William Taylor (5)                       50,000          *          50,000              0              0
Dan Ice (5)                              50,000          *          50,000              0              0
Mary Martin (5)                          30,000          *          30,000              0              0
Paul Lodi (5)                            50,000          *          50,000              0              0
Paul and Edith Lodi (5)                  30,000          *          30,000              0              0
David Crocker (5)                        50,000          *          50,000              0              0
John Roglieri (5)                        50,000          *          50,000              0              0
Christopher Walker (5)                  100,000          *         100,000              0              0
Vincent Vallario (5)                      5,000          *           5,000              0              0
Lola Carson (5)                          45,000          *          45,000              0              0
Dean Dennecio (5)                        50,000          *          50,000              0              0
Daniel Luchansky(5)                      25,000          *          25,000              0              0
Margaret Murray (5)                      20,000          *          20,000              0              0
Edward  Pegram (5)                       50,000          *          50,000              0              0
Jose Pietri, Jr. (5)                     25,000          *          25,000              0              0
Jacobs Pond (5)(6)                       20,000          *          20,000              0              0
Rirkdiyifel Ltd.
Partnership(5)(7)                       100,000          *         100,000              0              0
Leo Long (8)                          1,000,000       7.24%      1,000,000              0              0
Park City
Investors, L.P.(8)(9)                   400,000       2.89%        400,000              0              0
Carlsbad Industrial
Association L.P.(8)(9)                  200,000       1.45%        200,000              0              0

The Sherman Family
Partners LP.(8)(9)                      400,000       2.89%        400,000              0              0
Joel Jonezyk (8)                         50,000          *          50,000              0              0
James Singleton (8)                      50,000          *          50,000              0              0
Everyone
Counts, Inc.(8)(10)                      50,000          *          50,000              0              0
Leon van
Kraayenburg (3)(11)                     200,000       1.45%        200,000              0              0
James J. Mullen (3)(11) 100,000                          *         100,000              0              0
Roy Stern (3)(11)                       100,000          *         100,000              0              0
Deborah Tenney (3)(11)100,000                            *         100,000              0              0
Dwaine Reese (3)(11)                  1,000,000       7.24%      1,000,000              0              0
J.D. McGraw (3)(12)                     150,000       1.09%        150,000              0              0
Maxim
Group LLC (3)(13)                       202,500       1.47%        202,500              0              0
Allan F. Dow
& Associates (3)(14)                    498,150       3.61%        498,150              0              0
Parrish Brian & Co., Inc.(3)(15)        500,000       3.62%        500,000              0              0

                                      7,675,650      55.56%
                                      =========      =====

* Represents less than 1% of the outstanding shares of common stock either before or after the exercise of any of the warrants.


(1) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations promulgated under the Securities Exchange Act of 1934 and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual, as well as, other securities as to which the individual has or shares voting or investment power or which each person has the right to acquire within 60 days through the exercise of options or otherwise. Beneficial ownership may be disclaimed as to certain of the securities. Unless otherwise indicated, this table has been prepared based on 13,817,649 shares of common stock outstanding as of September 12, 2003, assuming the exercise of all the outstanding warrants.

(2) Parrish Brian Partners, Inc. is a financial and business development consultant with whom we negotiated the terms and conditions of the warrants as a means of financing our operations. It is an affiliate of our President, Parrish B. Ketchmark.

(3) Represents shares issuable upon exercise of warrants to purchase shares of common stock.

(4) WaxTech International, Inc. provided consulting services to EnerTeck Sub prior to its acquisition by us. It was compensated with warrants to purchase 175,000 shares at $1.20 per share. V. Patrick Keating, a current significant employee of EnerTeck Sub, is a principal of WaxTech International. Inc.

(5)   These shares were issued in our December 20, 2002 private placement.


(6)   This investor is controlled by Paul Lodi

(7)   This investor is controlled by Ms. Diane Kreske

(8)   These shares were issued in our May 28, 2003 private placement.

(9)   This investor is controlled by Mr. John Russell.


(10)  This investor is controlled by Ms. Amy Hyman.

(11) An officer and/or director or employee of the Company and/or its subsidiary.

(12) Mr. McGraw rendered consulting and marketing services to us during 2002 and early 2003. These warrants were part of his compensation for these services.

(13) Maxim Group LLC received these warrants as partial compensation for participating in our May 28, 2003 private placement, and pursuant to its investment banking agreement with us.

(14) Allan F. Dow & Associates, Inc. provided consulting and marketing services to us during late 2002 early 2003.

(15) Parrish Brian & Co., Inc. rendered business, financial and marketing consulting services to our subsidiary before we acquired it. Parrish Brian & Co., Inc. is an affiliate of our president, Parrish B. Ketchmark, and Parrish Brian Partners, Inc.


      Under agreements with the selling security holders, we will pay all offering expenses except the fees and expenses of any counsel and other advisors that the selling security holders may employ to represent them in connection with the offering and except for all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

                              PLAN OF DISTRIBUTION

      The selling security holders have not advised us of any specific plan for distribution of the shares offered hereby, but it is anticipated that the shares will be sold from time to time by the selling security holders or by pledgees, donees, transferees or other successors in interest on a best efforts basis without an underwriter. Such sales may be made on the OTC Bulletin Board, or any exchange upon which our shares may trade in the future, over-the-counter, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods:

      o ordinary brokerage transactions and transactions in which the broker solicits purchases; block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker or dealer for its account pursuant to this prospectus;

      o     in privately negotiated transactions;

      o     through a combination of any such methods of sale;

      o in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus;

            or

      o     any other method permitted pursuant to applicable law.

      The selling security holders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling security holders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling security holder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares, commissions as described above.

      The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares may be deemed to be "underwriters" within the meaning of the U.S. Securities Act of 1933. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      From time to time the selling security holders may engage in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time to the extent permitted by existing regulations, a selling security holder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or default by a selling security holder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

      The selling security holders have been advised that they are subject to the prospectus delivery requirements of the U.S. Securities Act of 1933 and subject to the applicable provisions of the U.S. Securities and Exchange Act of 1934, including without limitation, Rules 10b-5 and Regulation M thereunder. Regulation M may limit the timing of purchases and sales of Company common stock by the Selling Security Holders. Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market making activities with respect to Company common stock. These regulations may affect the marketability of the shares.

      We will not receive any proceeds from the sale of the shares.  We will pay
the  expenses  of  preparing  this  prospectus  and  the  related   registration
statement.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Our Certificate of Incorporation provides for the elimination of the personal liability of our officers, directors, corporate employees and agents to the fullest extent permitted by the provisions of Delaware General Corporation Law. Under such provisions, the director, officer, corporate employee or agent who in his capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling our company pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                  LEGAL MATTERS

      Certain legal matters, including the validity of the shares being issued, will be passed upon for the company by Danzig Kaye Cooper Fiore and Kay, LLP, P.O. Box 333, 30A Vreeland Road, Florham Park, New Jersey 07932, (973) 443-0600.

                                     EXPERTS


Our financial statements for the years ended December 31, 2002 and 2001 in this prospectus have been audited by Malone & Bailey, PLLC, independent certified public accountants, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.


CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

      On March 14, 2003, the client-auditor relationship between EnerTeck Corporation ("EnerTeck Parent") and DeCoria, Maichel & Teague P.S. ("DeCoria") ceased as DeCoria was dismissed as EnerTeck Parent's auditor by an action of its Board of Director's of the same day. The decision to use another accounting firm was made due to the recent acquisition of EnerTeck Sub. To the knowledge of our current Board of Directors, DeCoria's report of the financial statements for fiscal years ended July 31, 2002 and 2001 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except for our ability to continue as a going concern.

      During the audit of EnerTeck Parent's financial statements for the years ended July 31, 2002 and 2001 and any subsequent interim period through the date of dismissal, DeCoria did not have any disagreements with us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and there were no "reportable events" with DeCoria as described in Items 304 (a) (1) (iv) and (v) of Regulation S-K, respectively.


      In December 2002, EnerTeck Chemical Corp. engaged Malone & Bailey, PLLC, as its independent accountant for the two years ended December 31, 2002 and December 31, 2001. On March 14, 2003, EnerTeck Corporation's board of directors engaged Malone & Bailey, PLLC, as its independent accountant for the year ended December 31, 2003. During the most recent calendar year and any subsequent interim period prior to engaging Malone & Bailey, PLLC, we did not consult with Malone & Bailey, PLLC regarding either (i) the application of accounting principals to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject matter of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K). Malone & Bailey, PLLC has reviewed this disclosure required by Item 304(a) before it was filed with the Commission and has been provided an opportunity to furnish the Company with a letter addressed to the Commission containing any new information, clarification of our expression of its views, or the respects in which it does not agree with the statements made by us in response to Item 304(a). Malone & Bailey, PLLC did not furnish a letter to the Commission.

      DeCoria provided us with a letter addressed to the SEC that was attached as an exhibit to our Form 8-K/A which was filed with the SEC on April 2, 2003. The letter does not contain any disagreements regarding the disclosure included in this section about our change in accountants.


                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement we filed with the United States Securities and Exchange Commission. You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Applicable SEC rules may require us to update this prospectus in the future. This preliminary prospectus is subject to completion prior to this offering.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statement or other information that we file with the Commission at the Commission's public reference rooms in Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Commission at http://www.sec.gov. This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. The prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted a few parts of the registration statement according to the rules and regulations of the Securities and Exchange Commission. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. We do not intend to distribute annual reports or audited financial statements to our shareholders. This information may be found in our filings with the Securities and Exchange Commission.

                                7,675,650 SHARES


                                     [LOGO]

                              ENERTECK CORPORATION

                                  COMMON STOCK

                               -------------------

                               P R O S P E C T U S

                               -------------------


                                 _________, 2004

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  EnerTeck Chemical Corporation
  Houston, Texas

We have audited the accompanying balance sheet of EnerTeck Chemical Corporation as of December 31, 2002, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2002. These financial statements are the responsibility of EnerTeck's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EnerTeck Chemical Corporation as of December 31, 2002, and the results of its operations and cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.





Malone & Bailey, PLLC
www.malone-bailey.com
Houston, Texas

March 10, 2003, except for Note 9
dated September 2, 2003

                          ENERTECK CHEMICAL CORPORATION
                                  BALANCE SHEET
                                December 31, 2002

                        ASSETS

Current assets:
  Cash                                                                       $  31,097
  Accounts receivable, trade - no allowance for
    doubtful accounts                                                           18,060
  Inventory                                                                     87,192
                                                                             ---------
    Total current assets                                                       136,349

Property and equipment, net of accumulated
    depreciation of $4,819                                                      28,253
                                                                             ---------
                                                                             $ 164,602

             LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable                                                           $  68,320
  Accrued liability                                                            100,000
                                                                             ---------
    Total current liabilities                                                  168,320
                                                                             ---------

Commitments and contingencies (Note 5)

STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, no par value, 1,000,000 shares
    authorized, 1,000,000 shares issued and outstanding                        501,001
  Retained deficit                                                            (504,719)
                                                                             ---------
                                                                                (3,718)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DIFICIT)                         $ 164,602
                                                                             =========

                 See accompanying summary of accounting policies
                       and notes to financial statements.

                          ENERTECK CHEMICAL CORPORATION
                            STATEMENTS OF OPERATIONS
                     Years Ended December 31, 2002 and 2001

                                                            2002           2001
                                                         ----------     ----------
Revenues                                                 $  981,244     $1,429,864
Cost of goods sold                                          623,088        554,019
                                                         ----------     ----------
         Gross profit                                       358,156        875,845
                                                         ----------     ----------

Costs and expenses:
  Salaries                                                  317,047        278,042
  General and administrative                                295,230        268,006
  Non-cash compensation                                     420,000            --
  Provision for asset impairment                             85,714            --
                                                         ----------     ----------
                                                          1,117,991        546,048
                                                         ----------     ----------

Income (loss) from operations                              (759,835)       329,797
                                                         ----------     ----------

Other income                                                  1,880          3,439
                                                         ----------     ----------

Net income (loss)                                        $ (757,955)    $  333,236
                                                         ==========     ==========


Net income (loss) per share:
  Basic and diluted                                      $     (.97)    $      .67
                                                         ==========     ==========

Weighted average shares outstanding:
  Basic and diluted                                         780,164        500,000
                                                         ==========     ==========

                 See accompanying summary of accounting policies
                       and notes to financial statements.

                          ENERTECK CHEMICAL CORPORATION
                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                     Years Ended December 31, 2002 and 2001

                                     Common Stock           Retained
                                -----------------------     Earnings
                                 Shares        Amount       (Deficit)        Total
                                ---------     ---------     ---------      ---------
Balances, December 31, 2000       500,000     $   1,001     $    --        $   1,001

Net income                           --            --         333,236        333,236
                                ---------     ---------     ---------      ---------

Balances, December 31, 2001       500,000         1,001       333,236        334,237

Issuance of common stock
  for services                    420,000       420,000          --          420,000

Sale of common stock               80,000        80,000          --           80,000

Distributions to
  stockholders                       --            --         (80,000)       (80,000)

Net loss                             --            --        (757,955)      (757,955)
                                ---------     ---------     ---------      ---------

Balances, December 31, 2002     1,000,000     $ 501,001     $(504,719)     $  (3,718)
                                =========     =========     =========      =========

                 See accompanying summary of accounting policies
                       and notes to financial statements.

                          ENERTECK CHEMICAL CORPORATION
                            STATEMENTS OF CASH FLOWS
                     Years Ended December 31, 2002 and 2001

                                                                   2002           2001
                                                                 ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITES:
Net income (loss)                                                $(757,955)     $ 333,236
Adjustments to reconcile net income
  (loss) to cash provided by (used in) operating activities:
  Depreciation                                                      11,682         17,160
  Provision for asset impairment                                    85,714           --
  Common stock issued for
     services                                                      420,000           --
Changes in operating assets and
  liabilities:
  Accounts receivable                                              193,668       (209,728)
  Inventory                                                        (87,192)          --
  Accounts payable                                                 (11,249)        75,569
  Accrued expenses                                                 100,000           --
                                                                 ---------      ---------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                (45,332)       216,237
                                                                 ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                             (25,101)      (115,708)
                                                                 ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Sale of common stock                                              80,000           --
  Distributions to stockholders                                    (80,000)          --
                                                                 ---------      ---------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                   --             --

NET INCREASE (DECREASE) IN CASH                                    (70,433)       100,529
Cash, beginning of period                                          101,530          1,001
                                                                 ---------      ---------
Cash, end of period                                              $  31,097      $ 101,530
                                                                 =========      =========

                 See accompanying summary of accounting policies
                       and notes to financial statements.

                          ENERTECK CHEMICAL CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND BASIS OF PRESENTATION

EnerTeck Chemical Corporation ("EnerTeck") was incorporated in Texas on November 29, 2000 and is a Houston-based corporation specializing in combustion enhancement and emission reduction technology for diesel fuel. EnerTeck's primary product is EnerBurn, and is registered for highway use in all USA diesel applications. The products are used primarily in on-road vehicles, locomotives and diesel marine engines throughout the United States.

INVENTORY

Inventory consists of EnerBurn. Inventory is valued at the lower of cost or market using the average cost method.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed over the estimated useful lives of the assets using the straight-line method for financial reporting purposes. Maintenance and repairs are charged to operations as incurred.

Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, sets forth guidance as to when to recognize an impairment of long-lived assets and how to measure such impairment. The standards require certain assets be reviewed for impairment whenever events or circumstances indicate the carrying amount may not be recoverable. Based on application of SFAS No. 121, EnerTeck recognized an $85,714 impairment during fiscal 2002 related to certain equipment (see note 8 for additional information).

REVENUE RECOGNITION

EnerTeck recognizes revenue for products sold when the customer receives the product.

INCOME TAXES

EnerTeck has received approval from the Internal Revenue Service to be treated as an S Corporation in accordance with Internal Revenue Code section 1362. Accordingly, EnerTeck's income is taxed directly to the shareholders, and no provision for federal income taxes is recorded by EnerTeck.

INCOME PER COMMON SHARE

The basic net income (loss) per common share is computed by dividing the net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding.

Diluted net income (loss) per common share is computed by dividing the net income applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities.

During 2002 and 2001 EnerTeck did not have any dilutive securities outstanding.

MANAGEMENT'S ESTIMATES AND ASSUMPTIONS

The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States of America which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

EnerTeck does not expect the adoption of recently issued accounting pronouncements to have a significant impact on EnerTeck's results of operations, financial position or cash flow.

NOTE 2 - LOSS OF CUSTOMER

In October 2002, EnerTeck's largest customer filed for bankruptcy and ceased operations. As a result, EnerTeck's cash flows decreased significantly

EnerTeck has taken steps to increase sales to other customers and as of March 10, 2003 has raised $400,000 in equity funding (see note 9). Although no assurances can be given, EnerTeck expects that the continued support of EnerTeck's creditors and shareholders combined with capital raised will provide EnerTeck the ability to continue with its current operations.

NOTE 3 - PROPERTY AND EQUIPMENT

At December 31, 2002, property and equipment consisted of the following:

                                                Useful Lives        Amount
                                                ------------      -----------
         Computer equipment                            5          $     6,215
         Furniture and fixtures                        7               19,988
         Equipment                                     7                6,869
                                                                  -----------
                                                                       33,072

         Less: accumulated depreciation                                 4,819
                                                                  -----------
                                                                  $    28,253
                                                                  ===========

NOTE 4 - STOCKHOLDERS' EQUITY

Common Stock - In November 2000, EnerTeck issued 500,000 shares of common stock to its founder and original shareholders for $1,001. In September 2002, EnerTeck issued an additional 420,000 shares of its common stock to EnerTeck's President and Chief Executive Officer. The issuance has been recorded as non-cash compensation expense at $1 per share in 2002.

In October 2002, EnerTeck sold 80,000 shares of common stock for $1 per share.

Distributions to Stockholders - In January 2002 the Company made a cash distribution to its stockholders totaling $80,000.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

RubyCat Technology Agreement- Effective September 7, 2001, EnerTeck entered into an Exclusive Market Segment Development Agreement (the "Agreement") with RubyCat Technology, Inc. The Agreement gives EnerTeck exclusive rights to market RubyCat products, which includes EnerBurn, to on-highway diesel large fleet truck market, small engine marine (<7,000 horsepower) market, railroad diesel and the international diesel fuel market. In addition, EnerTeck was able to obtain approval from the Environmental Protection Agency to sell the product through its Agreement with RubyCat.

Under the Agreement, EnerTeck is required to purchase minimum quantities for the diesel truck fleet market each calendar year as follows:

          Year ending December 31,                            Gallons
                                                             ---------
          2003                                                180,000
          2004                                                270,000
          2005                                                400,000
          Thereafter                                          500,000

If EnerTeck fails to purchase the quantities noted above, the products and technologies will still be available to EnerTeck for purchase, but without exclusive market segment rights. EnerTeck was required to purchase 90,000 gallons in 2002 and only purchased approximately 40,000 gallons, resulting in EnerTeck being in default under the purchase commitment. As a result, on February 3, 2003 EnerTeck agreed to pay RubyCat $100,000 for the default and an amended agreement. The amended agreement extends the exclusive rights through December 31, 2003. In addition, the new agreement has a purchase option allowing EnerTeck to purchase the EnerBurn Technology for $6,000,000 to $6,600,000 depending on when the option would be exercised in 2003. The purchase option is from January 2003 through December 2003. The one time charge of $100,000 is included in cost of good sold in 2002 and in accrued liabilities as of December 31, 2002.

RubyCat has the right to review the price it charges EnerTeck quarterly. If the parties are unable to reach an agreement on the price increase, the agreement will terminate.

Office Lease - EnerTeck leases office space under a non-cancelable operating lease. Future minimum rentals due under non-cancelable operating leases with an original maturity of at least one-year are approximately as follow:

           December 31,                                     Amount
                                                          -----------
           2003                                              $ 9,747
           2004                                                3,250

Rent expense for the years ended December 31, 2002 and period from inception through December 31, 2001 totaled approximately $10,000 and $11,000, respectively.

NOTE 6 - CONCENTRATION OF CREDIT RISK

For the years ended December 31, 2002 and 2001, EnerTeck purchased 100% of its products from RubyCat (see note 5).

Financial instruments that potentially subject EnerTeck to concentration of credit risk are accounts receivable. EnerTeck performs ongoing credit evaluations as to the financial condition of its customers. Generally, no collateral is required. Two customers accounted for 100% of accounts receivable balance at December 31, 2002.

NOTE 7 - REVENUE FROM MAJOR CUSTOMERS

A summary of EnerTeck's revenues from major customers for the years ended December 31, 2002 and 2001 was approximately:

                                       2002           2001
                                    ----------     ----------
                Customer A          $  646,000     $  956,000
                Customer B             156,000        166,000
                                    ----------     ----------
                         Totals     $  802,000     $1,122,000
                                    ==========     ==========


NOTE 8 - PROVISION FOR ASSET IMPAIRMENT

During fiscal 2002 EnerTeck recorded an asset impairment charge of $85,714. The equipment impaired by EnerTeck was equipment located at various locations of its largest customer. Because of the bankruptcy of the customer, EnerTeck will not receive any future cashflows from the equipment resulting in management impairing all assets associated with this customer. These assets have been historically depreciated over seven years. There was no such charge in fiscal 2001.

NOTE 9 - SUBSEQUENT EVENTS

On January 8, 2003, EnerTeck merged with Gold Bond Resources, Inc. ("Gold Bond"), a U.S. public company. EnerTeck stockholders' received 5,000,000 shares of Gold Bond common stock in exchange for 100% of EnerTeck's common stock or approximately 75% of the combined entity.

For accounting purposes this transaction was be treated as an acquisition of Gold Bond and a recapitalization of EnerTeck.

After the merger, Gold Bond sold 3,150,000 shares of common stock for $1,500,000. In addition, Gold Bond issued warrants and options to acquire 4,025,650 shares of common stock at prices ranging from $.01 to $1.20 per share to various consultants and employees.

On September 2, 2003, the stockholders and directors of Gold Bond approved a 10:1 reverse stock split which is reflected in the share amounts noted above and changed the name of Gold Bond to EnerTeck Corporation.

                       ENERTECK CORPORATION and SUBSIDIARY
                      (formerly Gold Bond Resources, Inc.)
                           CONSOLIDATED BALANCE SHEET
                               September 30, 2003
                                   (Unaudited)

                                             ASSETS
Current assets
  Cash                                                                             $   559,852
  Accounts receivable, net of allowance for doubtful accounts of $0                    306,839
  Other receivables                                                                     26,486
  Inventory                                                                             68,487
                                                                                   -----------
    Total current assets                                                               961,664

Property and equipment, net                                                            112,140
                                                                                   -----------

    Total assets                                                                   $ 1,073,804
                                                                                   -----------

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities

  Accounts payable                                                                 $   144,015
  Accrued expenses                                                                     184,192
                                                                                   -----------
    Total current liabilities                                                          328,207
                                                                                   -----------

Commitments and contingencies

Stockholders' Equity:
  Preferred stock, $.001 par value, 10,000,000 shares authorized, none issued               --
  Common stock, $.001 par value, 100,000,000 shares authorized,
    9,791,899 shares issued and outstanding                                              9,792
  Additional paid-in capital                                                         3,397,101
  Accumulated deficit                                                               (2,661,296)
                                                                                   -----------
    Total stockholders' equity                                                         745,597
                                                                                   -----------

Total liabilities and stockholders' equity                                         $ 1,073,804
                                                                                   -----------

                       ENERTECK CORPORATION and SUBSIDIARY
                      (formerly Gold Bond Resources, Inc.)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
             Three and Nine Months Ended September 30, 2003 and 2002
                                   (Unaudited)


                                                Three Months Ended                   Nine Months Ended
                                                   September 30,                        September 30,
                                          -----------------------------       -----------------------------
                                              2003              2002             2003              2002
                                          -----------       -----------       -----------       -----------
Revenues                                  $    46,154       $   168,820       $   559,500       $   964,785

Cost and expenses:
Cost of revenues                               28,042           131,650           132,788           512,828
Sales commission                                2,653                --           118,653                --
Non-cash stock compensation                   960,000           420,000         1,450,000           420,000
General and administrative                    361,187           173,780         1,014,637           456,153
                                          -----------       -----------       -----------       -----------
                                            1,351,882           725,430         2,716,078         1,388,981
                                          -----------       -----------       -----------       -----------

Net loss                                  $ 1,306,728)      $  (556,610)      $(2,156,578)      $  (424,196)
                                          ===========       ===========       ===========       ===========

Net loss per share:
  Basic and diluted                       $     (0.13)      $     (0.10)      $     (0.33)      $     (0.07)
                                          -----------       -----------       -----------       -----------

Weighted average shares outstanding:
  Basic and diluted                         9,791,890         5,700,000         6,563,801         5,700,000
                                          ===========       ===========       ===========       ===========

                       ENERTECK CORPORATION and SUBSIDIARY
                      (formerly Gold Bond Resources, Inc.)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Nine Months Ended September 30, 2003 and 2002
                                   (Unaudited)

                                                                  2003           2002
                                                              -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                    $(2,156,578)   $  (424,196)
  Adjustments to reconcile net loss to cash used in
    operating activities:
      Depreciation                                                 32,542             --
      Non-cash stock compensation                               1,450,000        420,000
      Provision for asset impairment                                   --        100,000
        Changes in assets and liabilities:
          Accounts receivable                                    (288,779)       108,417
          Other current assets                                      7,781        (95,825)
          Accounts payable                                         (9,305)       (17,548)
          Accrued expenses                                         79,023          9,963
                                                              -----------    -----------
CASH FLOWS PROVIDED BY (USED IN)
  OPERATING ACTIVITIES                                           (885,316)       100,811
                                                              -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                            (31,429)       (19,368)
                                                              -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Distribution to stockholders'                                        --        (80,000)
  Sale of common stock, net of $129,500 cost of fundraising     1,445,500             --
                                                              -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES                            1,445,500        (80,000)
                                                              -----------    -----------

NET INCREASE IN CASH                                               528,75          1,443
Cash, beginning of period                                          31,097        101,530
                                                              -----------    -----------
Cash, end of period                                           $   559,852    $   102,973
                                                              -----------    -----------

NON-CASH INVESTING ACTIVITIES:
Equipment purchased included in accounts payable              $    85,000    $        --
                                                              -----------    -----------

                       ENERTECK CORPORATION and SUBSIDIARY
                      (formerly Gold Bond Resources, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: PRESENTATION

The consolidated balance sheet of EnerTeck Corporation ("EnerTeck"), formerly Gold Bond Resources, Inc., , as of September 30, 2003, the related consolidated statements of operations for the three and nine months ended September 30, 2003 and 2002 and the consolidated statements of cash flows for the three and nine months ended September 30, 2003 and 2002 included in the financial statements have been prepared by Enerteck without audit. In the opinion of management, the accompanying financial statements include all adjustments (consisting of normal, recurring adjustments) necessary to summarize fairly EnerTeck's financial position and results of operations. The results of operations for the three months period are not necessarily indicative of the results of operations for the full year or any other interim period. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year ended December 31, 2002 as reported in Form 8-K/A, have been omitted.

Stock Options and Warrants

Enerteck accounts for its stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to
Employees.   Statement  of  Financial   Accounting  Standard  ("FAS")  No.  148,
Accounting for Stock-Based Compensation-Transition and Disclosure, issued in December 2002 requires pro forma net loss and pro forma net loss per share to be disclosed in interim financial statements.

During the quarter ended September 30, 2003, EnerTeck's board of directors approved the issuance of warrants to acquire 400,000 shares of common stock to three employees. The options vested immediately and have a five year life. The warrants have an exercise price of $1.20 per share resulting in $940,000 of compensation expense during the quarter ended September 30, 2003 under the intrinsic value method.

The following table illustrates the effect on net income and earnings per share if EnerTeck had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                     Three Months Ended                    Nine Months Ended
                                                        September 30,                        September 30,
                                                -----------------------------       -----------------------------
                                                    2003             2002               2003             2002
                                                -----------      ------------       -----------      ------------
Net loss, as reported                           $(1,306,728)      $  (556,610)      $(2,156,758)      $  (424,196)
Add: Expense recorded                               940,000                --         1,450,000                --
Deduct: Total stock-based employee
compensation expense determined under
the fair value based method for all awards        1,245,576)               --        (1,787,576)               --
                                                -----------       -----------       -----------       -----------
Pro forma net loss                              $(1,612,304)      $  (556,610)      $(2,494,334)      $  (424,196)
                                                -----------       -----------       -----------       -----------

Loss per share:
Basic and diluted - as reported                 $     (0.13)      $     (0.10)      $     (0.33)      $     (0.07)
                                                -----------       -----------       -----------       -----------
Basic and diluted - pro forma                   $     (0.17)      $     (0.10)      $     (0.38)      $     (0.07)
                                                -----------       -----------       -----------       -----------

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield 0.0%, expected volatility of 100%, risk-free interest rate of 3.5%, and expected life of 5 years.

Comprehensive Income - Comprehensive income is defined as all changes in stockholders' equity, exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, and certain changes in minimum pension liabilities. EnerTeck's comprehensive income (loss) was equal to its net income (loss) for all periods presented in these financial statements.

NOTE 2:  REVERSE MERGER

On January 9, 2003, Enerteck Corporation (formerly Gold Bond Resources, Inc), an inactive public corporation, issued 5,000,000 shares of common stock in exchange for 100% of the outstanding common stock of Enerteck Chemical Corp., a privately held corporation. After the merger the stockholders of Enerteck Chemical Corp. owned approximately 75% of the combined entity. For accounting purposes this transaction was treated as an acquisition of EnerTeck Corporation and a recapitalization of Enerteck Chemical Corp., now a wholly-owned subsidiary of EnerTeck Corporation.


Various consulting agreements were executed at the time of the reverse merger, consultants received 700,000 shares of common stock and warrants to acquire 2,148,150 shares of common stock at $1.20 per share. The common stock was valued using the stock price on the date issued and charged against equity as a cost of the merger. These warrants were valued using Black-Scholes with the resulting fair value charged against equity as a cost of the merger.


As a result of the merger Enerteck will no longer account for income taxes as disclosed in the footnotes to the audited financials. Enerteck will now compute Income taxes using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized On September 2, 2003, the Company's shareholders approved the name change from Gold Bond Resources, Inc. to EnerTeck Corporation.

NOTE 3: COMMON STOCK

During the nine months ended September 30, 2003, Enerteck sold 3,150,000 shares of common stock for $.50 per share, or $1,445,500. Enerteck received $945,485 after expenses of $129,500 which were recorded as a reduction of additional paid in capital.

On September 2, 2003, the stockholders and directors approved a 10:1 reverse stock split whereby each stockholder of EnerTeck Corporation will receive one share of EnerTeck Corporation's common stock in exchange for each ten shares of EnerTeck Corporation common stock.

All per share information included in the unaudited interim financial statements have been adjusted to reflect the stock split.


The following table summarizes the stock issued subsequent to the reverse merger, see note 2 and total stock outstanding as of September 30, 2003:

                                                                   Number of
                                                                    Shares
                                                               ----------------
    Shares outstanding, December 31, 2002                             5,000,000*
    Issuance of common stock to Registrant stockholders'
    in reverse merger                                                   941,899
    Issuance of common stock to consultants                             700,000
    Sale of common stock                                              3,150,000
                                                               ----------------
      Total                                                           9,791,899
                                                               ================

      *Reflects   recapitalization   of  Enerteck  Chemical  Corp.  showing  the
      outstanding common stock at December 31, 2002 equal to the number of shares received in the reverse merger (see note 2).



NOTE 4 - WARRANTS

During the nine-months ended September 30, 2003, EnerTeck Corporation issued warrants to consultants and employees as follows:



Various consulting agreements were executed at the time of the reverse merger, see note 2, consultants received warrants to acquire 2,148,150 shares of common stock at $1.20 per share. These warrants were valued using Black-Scholes with the resulting fair value charged against equity as a cost of the merger.

Warrants to acquire 175,000 shares of common stock at $1.20 per share were issued to a consultant for services provided to EnerTeck Chemical Corporation prior to the merger. No expense was recorded related to these warrants in the current year as the services were provided in 2002.


Warrants to acquire 200,000 shares of common stock at $.50 per share and 2,500 shares of common stock at $3.40 per share were issued to the investment banking firm. These shares were valued using Black-Scholes and charged against additional paid in capital as a cost of financing.


Warrants to acquire 1,000,000 shares of common stock at $.01 were issued to the CEO of EnerTeck Corporation. The warrants were accounted for under the intrinsic value method and resulted in $490,000 in compensation expense in the nine-months ended September 30, 2003.


Warrants to acquire 500,000 shares of common stock at $1.20 per share were issued to four employees. The warrants were accounted for under the intrinsic value method and resulted in $960,000 of compensation expense in the nine-months ended September 30, 2003.



    Warrants outstanding and exercisable as of September 30, 2003

                                ---Outstanding---                   Exercisable
Exercise Price       Number of Shares        Remaining Life      Number of Shares
--------------       ----------------        --------------      ----------------
         $0.01               1,000,000            4.5                    1,000,000
         $1.00               1,500,000            4.5                    1,500,000
         $1.20               1,323,150            4.5                    1,323,150
         $0.50                 200,000            4.5                      200,000
         $3.40                   2,500            4.5                        2,500
                             ---------                                   ---------

                             4,025,650                                   4,025,650
                             ---------                                   ---------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides for broad indemnification of officers and directors. In this regard, our Certificate of Incorporation provides in its Sixth Article that:

      "No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or
(iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this paragraph by the stock holders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification."

      Section 174 of the General Corporation Law referred to above in item iii of the Sixth Article indicates what the liability of directors is for unlawful payment of a dividend or unlawful stock purchase or redemption.


      In addition to the Sixth Article, the Seventh Article of our Certificate of Incorporation states that:

      "The Corporation shall indemnify all persons whom it may indemnify to the fullest extent allowed by the General Corporation Law of Delaware."

      Under  the  foregoing   provisions  of  Delaware  law  together  with  the
abovementioned articles of our Certificate of Incorporation, the director, officer, corporate employee or agent, who in his capacity as such, is made, or threatened to be made, a party to any suit or proceeding, shall be indemnified if it is determined that such director or officer, corporate employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Furthermore, because the Certificate of Incorporation of the Company provides for such indemnification, the foregoing provisions are broad enough to permit the Company to indemnify its officers and directors from liability that may arise under the Securities Act of 1933, as amended.

      We have not sought or obtained any director or officer insurance coverage or made any other arrangements for the funding of any indemnification obligations it might incur under the terms of its Certificate of Incorporation and Delaware law.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted against us by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following is a list of the estimated expenses to be incurred by the Registrant in connection with the preparation and filing of this Registration Statement.


SEC Registration Fee                                                  $ 1,800.78
Printing and Engraving                                                $ 5,000.00
Accountants' Fees and Expenses                                        $ 7,500.00
Legal Fees and Expenses                                               $15,000.00
Miscellaneous Expenses                                                $  5000.00
                                                                      ----------
Total                                                                 $34,300.78
                                                                      ==========


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

RECENT SALES OF UNREGISTERED SECURITIES

     The references below to the number of shares and warrants issued, and stock purchase prices or warrant exercise prices have been adjusted to reflect the November 24, 2003, 1 for 10 reverse common stock split as if it had occurred prior thereto.


1. On October 26, 2001, the Company sold 25,000 shares of its common stock at $1.00 per share for a total of $25,000 in a private placement offering exempt from the registration requirements of the Securities Act pursuant Rule 506 of Regulation D under Section 4(2) thereof directly by the Company without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person. The sales were as follows:

Terrence Dunne                      ----     3,500 shares
Robert W. O'Brien                   ----     3,500 shares
Wayne DeMeester                     ----     3,000 shares
Martin A. Powell                    ----     3,000 shares
W. Sherwin Broadhead                ----     2,000 shares
James F. Etter                      ----    10,000 shares

2. On April 30, 2003 and May 28, 2003, the Company sold a total of 3,150,000 shares of its common stock at $.50 per share (1,000,000 shares to 22 investors and 2,150,000 shares to eight investors, respectively)for total gross proceeds of $1,575,000 in two separate private placement offerings to accredited investors only. These offerings were exempt from the registration requirements of the Securities Act pursuant Rule 506 of Regulation D under Section 4(2) thereof. These securities were sold both directly by the Company with regard to some sales and through a NASD registered broker-dealer ("Selling Agent") with regard to others. The offerings were conducted without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person except commissions to the Selling Agent on sales effected by it. The sales agents were paid $134,000 in fees and commissions. The sales were as follows:

    April 30, 2003:

    Rirkdiyifel Ltd. Partnership       ----              100,000 shares
    Lola D. Carson                     ----               45,000 shares
    John R. Coghlan                    ----               50,000 shares
    Jack D. Cowles                     ----               50,000 shares
    David V. Crocker                   ----               50,000 shares
    Dean M. Denuccio                   ----               50,000 shares
    James F. Etter                     ----               50,000 shares
    Daniel R. Ice                      ----               50,000 shares
    Paul Lodi                          ----               30,000 shares
    Paul & Edith Lodi                  ----               50,000 shares
    Daniel A. Luchansky                ----               25,000 shares
    Jack B. Manning                    ----               50,000 shares
    Mary M. Martin                     ----               30,000 shares
    Margaret Murray                    ----               20,000 shares
    Edward S. Pegram                   ----               50,000 shares
    Jose F. Pietri, Jr.                ----               25,000 shares
    Jacobs Pond                        ----               20,000 shares
    John L. Roglieri, M.D.             ----               50,000 shares
    Anthony W. Scorpio                 ----               50,000 shares
    William L. Taylor                  ----               50,000 shares
    Vincent Vallarino                  ----                5,000 shares
    Christopher Walker                 ----              100,000 shares

    May 28, 2003:

    Park City Investors, L.P.          ----              400,000 shares
    Carlsbad Industrial
    Asociation LP                      ----              200,000 shares
    Carrie A. Corporation              ----              200,000 shares
    William Sherman Corp.              ----              200,000 shares
    Leo W. Long                        ----            1,000,000 shares
    Joel Jonczyk                       ----               50,000 shares
    James M. Singleton                 ----               50,000 shares
    Everyone Counts, Inc.              ----               50,000 shares


3. On January 9, 2003, , the Company issued 500,000 shares of its common stock to Parrish Brian & Co., Inc. for business, financial and marketing consulting services previously rendered to the Company's subsidiary before its acquisition. The Company assumed this liability after the acquisition. The services were valued by the parties at par value at the time of issuance (pre-reverse split) or $5,000. In addition, during 2003, the Company issued warrants to purchase up to 4,025,650 shares of common stock at varying exercise prices ranging from $.01 to $1.20 per share to a total of 10 warrant holders. They include employees, a consultant, former consultants and the Company's investment banker/selling agent. The shares issued to Parrish Brian & Co., Inc. and the shares underlying these warrants are covered in this Registration Statement. The warrants are immediately exercisable. All of the securities issued in 2003 were issued in private transactions exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereunder without payment of underwriting discounts or commissions.

         The foregoing transactions are exempt from the registration provisions of the Securities Act of 1933, as amended, by reason of exemptions from registration afforded by Section 4 (2) thereof as constituting private transactions not involving a public offering. The transfer thereof has been appropriately restricted by the Company. The offers and sales should not be integrated with the public offering herein in reliance upon the safe harbor interpretation of Rule 152 under which it is the view of the Staff of the SEC that the filing of a registration statement following an offering otherwise exempt under Section 4 (2) does not vitiate the exemption in that Section.

ITEM 27. EXHIBITS

THE FOLLOWING EXHIBITS ARE FILED AS PART OF THIS REGISTRATION STATEMENT:



Exhibit No.    Exhibit                                    Method of Filing
-----------    -------                                    ----------------
2.1            Share Exchange Agreement          Incorporated by reference to
                                                 Exhibit 10.1 to Registrant's
                                                 Report on Form 8-K
                                                 filed on January 23, 2003

2.2            Plan of Merger                    Previously filed with Amendment
                                                 No. 1 to Form SB-2

2.3            Articles of Merger (Delaware)     Previously filed with Amendment
                                                 No. 1 to Form SB-2

2.4               Articles of Merger (Washington)                      Previously filed with Amendment
                                                                       No. 1 to Form SB-2

3.1               Articles of Incorporation                            Previously filed with original
                  (July 8, 2003 filing date)                           filing

3.2               Bylaws                                               Previously filed with Amendment
                                                                       No. 1 to Form SB-2

4.1               Specimen of Common Stock Certificate                 Previously filed with Amendment
                                                                       No. 1 to Form SB-2

4.2               Registrant's 2003 Stock Option Plan                  Incorporated by reference to
                                                                       Exhibit 4.1 to Registrant's
                                                                       Schedule 14A filed
                                                                       on August 12, 2003

5.1               Opinion on Legality                                  Previously filed with Amendment
                                                                       No. 1 to Form SB-2

10.1              Employment Agreement by and between                  Previously filed with original
                  Dwaine Reese and the Registrant                      filing
                  dated July 1, 2003

10.2              Employment Agreement by and between                  Previously filed with original
                  Dwaine Reese and the Registrant's Subsidiary         filing
                  dated July 1, 2003

10.3              Employment Agreement by and between                  Previously filed with original
                  V. Patrick Keating and the Registrant's Subsidiary   filing
                  dated August 1, 2003

10.4              Employment Agreement by and between                  Previously filed with original
                  Leon van Kraayenburg and the Registrant              filing
                  dated August 1, 2003

10.5              Employment Agreement by and between                  Previously filed with original
                  Leon van Kraayenburg and the Registrant's            filing
                  Subsidiary dated August 1, 2003

10.6              Consulting Agreement by and between                  Previously filed with original
                  James J. Mullen and the Registrant                   filing
                  dated January 15, 2003

10.7              Employment Agreement by and between                  Previously filed with original
                  Roy Stern and the Registrant's Subsidiary            filing
                  dated August 1, 2003

10.8              Consulting Agreement by and between                  Previously filed with original
                  Parrish Brian Partners, Inc. and the                 filing
                  Registrant dated January 9, 2003

10.9              Amendment to Consulting Agreement by                 Previously filed
                  and between Parrish Brian Partners, Inc.             with original
                  and the Registrant dated May 15, 2003                filing

10.10             Intentionally omitted

10.11             Warrant to purchase 15,000,000 shares                Previously filed
                  issued to Parrish Brian Partners, Inc.               with original
                  dated August 1, 2003 filed herewith                  filing

10.12             Warrant to purchase 10,000,000 shares                Previously filed
                  issued to Dwaine Reese                               with original
                  dated August 1, 2003                                 filing

10.13             Warrant to purchase 1,000,000 shares                 Previously filed
                  issued to James Mullen                               with original
                  dated August 1, 2003                                 filing

10.14             Warrant to purchase 2,000,000 shares                 Previously filed
                  issued to Leon van Kraayenburg                       with original
                  dated August 1, 2003                                 filing

10.15             Warrant to purchase 1,750,000 shares                 Previously filed
                  issued to WaxTech International, Inc.                with original
                  dated August 1, 2003                                 filing

10.16             Warrant to purchase 1,000,000 shares                 Previously filed
                  issued to Debbie Tenney                              with original
                  dated August 1, 2003                                 filing

10.17             Warrant to purchase 1,000,000 shares                 Previously filed
                  issued to Roy Stern                                  with original
                  dated August 1, 2003                                 filing

10.18             Warrant to purchase 4,981,500 shares                 Previously filed
                  issued to Allan F. Dow & Assoc., Inc.                with original
                  dated August 1, 2003                                 filing

10.19             Warrant to purchase 1,500,000 shares                 Previously filed
                  issued to JD McGraw                                  with original
                  dated August 1, 2003                                 filing

10.20             Warrant to purchase 25,000 shares                    Previously filed
                  issued to Maxim Group LLC                            with original
                  dated April 30, 2003                                 filing

10.21             Warrant to purchase 2,000,000 shares                 Previously filed
                  issued to Maxim Group LLC                            with original
                  dated June 6, 2003                                   filing

10.22             Memorandum of Understanding by and between           Previously filed
                  the Registrant's Subsidiary and                      with original
                  RubyCat Technology dated February 1, 2003            filing

10.23             Office Lease dated February 1, 2001                  Previously filed
                                                                       with original
                                                                       filing

10.24             Office Lease Amendment dated March 31, 2003          Previously filed
                                                                       with original
                                                                       filing

10.25             Distribution Agreement by and between                Previously filed
                  WaxTech International, Inc. and                      with original
                  Mitsubishi International Corporation ("MIC")         filing
                  dated December 15, 2002

10.26             March 15, 2003 letter from                           Previously filed
                  WaxTech International, Inc. to Registrant's          with original
                  Subsidiary assigning Distribution Agreement          filing

10.27             March 26, 2003 letter from                           Previously filed
                  WaxTech International, Inc. to MIC-re:               with original
                  assumption of Distribution Agreement                 filing

10.28             Agency Agreement by and between                      Previously  filed
                  EchemTrade Energy & Petrochemical, Ltda.             with original
                  and the Registrant's Subsidiary dated                filing
                  February 15, 2003

10.29             Amendment to Agency Agreement by and between         Previously filed
                  EchemTrade Energy & Petrochemical, Ltda.             with Amendment No.
                  and the Registrant's Subsidiary dated                1 to Form SB-2
                  September 1, 2003

10.30             Sales Agreement by and between                       Previously filed
                  Allan F. Dow & Associates, Inc.                      with original
                  and the Registrant's Subsidiary dated                filing
                  May 1, 2003

10.31             Consulting Agreement by and between                  Previously filed
                  Allan F. Dow & Associates, Inc.                      with original
                  and the Registrant's Subsidiary dated                filing
                  October 10, 2002

10.32             Amendment to the October 10, 2002                    Previously filed
                  Consulting Agreement by and between                  with original
                  Allan F. Dow & Associates, Inc. and the              filing
                  Registrant's Subsidiary dated
                  March 18, 2003

10.33             Investment Banking Agreement by and between          Previously filed
                  Maxim Group, LLC and the Registrant                  with original
                  dated March 26, 2003                                 filing

10.34             Letter Agreement between Brenntag Latin              Previously filed
                  America Incorporated and the Registrant              with Amendment No.
                  dated September 15, 2003                             1 to Form SB-2

21.1              Subsidiaries of the Registrant                       Previously filed
                                                                       with Amendment No.
                                                                       1 to Form SB-2

23.1              Consent of Malone & Bailey, PLLC                     Filed herewith

23.2              Consent of Danzig Kaye Cooper                        Previously filed
                  Fiore & Kay, LLP                                     with Amendment No.
                                                                       1 to Form SB-2



ITEM 28. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, an effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended; (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.

2. For the purpose of determining liability under the Securities Act of 1933, as amended, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.


3. To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the registrant has reasonable grounds to believe that it meets all of the requirements for filing SB-2 and authorized this amendment to the registration statement to be signed on its behalf in the City of Stafford, State of Texas, on January 29, 2004.




                                              ENERTECK CORPORATION


                                              By: /s/ Dwaine Reese
                                              Dwaine Reese
                                              Chief Executive Officer


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.



Signature                           Title                                   Date

/s/ Dwaine Reese           Chief Executive Officer                    January 29, 2004
----------------
Dwaine Reese               Chairman of the Board
                           Principal Operating Officer

/s/ Leon van Kraayenburg   Executive Vice President/Finance           January 29, 2004
------------------------
Leon van Kraayenburg       Chief Financial Officer & Treasurer
                           Principal Accounting Officer

/s/ Parrish B. Ketchmark   President                                  January 29, 2004
------------------------
Parrish B. Ketchmark       Director


/s/ James J. Mullen        Executive Vice President                   January 29, 2004
---------------------------
James J. Mullen            Director


                                  EXHIBIT INDEX

Exhibit No.       Exhibit                                              Method of Filing
-----------       -------                                              ----------------
2.1               Share Exchange Agreement                             Incorporated by reference to
                                                                       Exhibit 10.1 to Registrant's
                                                                       Report on Form 8-K
                                                                       filed on January 23, 2003

2.2               Plan of Merger                                       Previously filed with Amendment
                                                                       No. 1 to Form SB-2

2.3               Articles of Merger (Delaware)                        Previously filed with Amendment
                                                                       No. 1 to Form SB-2

2.4               Articles of Merger (Washington)                      Previously filed with Amendment
                                                                       No. 1 to Form SB-2

3.1               Articles of Incorporation                            Previously filed with original
                  (July 8, 2003 filing date)                           filing

3.2               Bylaws                                               Previously filed with Amendment
                                                                       No. 1 to Form SB-2

4.1               Specimen of Common Stock Certificate                 Previously filed with Amendment
                                                                       No. 1 to Form SB-2

4.2               Registrant's 2003 Stock Option Plan                  Incorporated by reference to
                                                                       Exhibit 4.1 to Registrant's
                                                                       Schedule 14A filed
                                                                       on August 12, 2003

5.1               Opinion on Legality                                  Previously filed with Amendment
                                                                       No. 1 to Form SB-2

10.1              Employment Agreement by and between                  Previously filed with original
                  Dwaine Reese and the Registrant                      filing
                  dated July 1, 2003

10.2              Employment Agreement by and between                  Previously filed with original
                  Dwaine Reese and the Registrant's Subsidiary         filing
                  dated July 1, 2003

10.3              Employment Agreement by and between                  Previously filed with original
                  V. Patrick Keating and the Registrant's Subsidiary   filing
                  dated August 1, 2003

10.4              Employment Agreement by and between                  Previously filed with original
                  Leon van Kraayenburg and the Registrant              filing
                  dated August 1, 2003

10.5              Employment Agreement by and between                  Previously filed with original
                  Leon van Kraayenburg and the Registrant's            filing
                  Subsidiary dated August 1, 2003

10.6              Consulting Agreement by and between                  Previously filed with original
                  James J. Mullen and the Registrant                   filing
                  dated January 15, 2003

10.7              Employment Agreement by and between                  Previously filed with original
                  Roy Stern and the Registrant's Subsidiary            filing
                  dated August 1, 2003

10.8              Consulting Agreement by and between                  Previously filed with original
                  Parrish Brian Partners, Inc. and the                 filing
                  Registrant dated January 9, 2003


10.9              Amendment to Consulting Agreement by                 Previously filed
                  and between Parrish Brian Partners, Inc.             with original
                  and the Registrant dated May 15, 2003                filing

10.10             Intentionally omitted

10.11             Warrant to purchase 15,000,000 shares                Previously filed
                  issued to Parrish Brian Partners, Inc.               with original
                  dated August 1, 2003 filed herewith                  filing

Exhibit No.       Exhibit                                              Method of Filing
-----------       -------                                              ----------------
10.12             Warrant to purchase 10,000,000 shares                Previously filed
                  issued to Dwaine Reese                               with original
                  dated August 1, 2003                                 filing

10.13             Warrant to purchase 1,000,000 shares                 Previously filed
                  issued to James Mullen                               with original
                  dated August 1, 2003                                 filing

10.14             Warrant to purchase 2,000,000 shares                 Previously filed
                  issued to Leon van Kraayenburg                       with original
                  dated August 1, 2003                                 filing

10.15             Warrant to purchase 1,750,000 shares                 Previously filed
                  issued to WaxTech International, Inc.                with original
                  dated August 1, 2003                                 filing

10.16             Warrant to purchase 1,000,000 shares                 Previously filed
                  issued to Debbie Tenney                              with original
                  dated August 1, 2003                                 filing

10.17             Warrant to purchase 1,000,000 shares                 Previously filed
                  issued to Roy Stern                                  with original
                  dated August 1, 2003                                 filing

10.18             Warrant to purchase 4,981,500 shares                 Previously filed
                  issued to Allan F. Dow & Assoc., Inc.                with original
                  dated August 1, 2003                                 filing

10.19             Warrant to purchase 1,500,000 shares                 Previously filed
                  issued to JD McGraw                                  with original
                  dated August 1, 2003                                 filing

10.20             Warrant to purchase 25,000 shares                    Previously filed
                  issued to Maxim Group LLC                            with original
                  dated April 30, 2003                                 filing


10.21             Warrant to purchase 2,000,000 shares                 Previously filed
                  issued to Maxim Group LLC                            with original
                  dated June 6, 2003                                   filing

10.22             Memorandum of Understanding by and between           Previously filed
                  the Registrant's Subsidiary and                      with original
                  RubyCat Technology dated February 1, 2003            filing

10.23             Office Lease dated February 1, 2001                  Previously filed
                                                                       with original
                                                                       filing

10.24             Office Lease Amendment dated March 31, 2003          Previously filed
                                                                       with original
                                                                       filing

10.25             Distribution Agreement by and between                Previously filed
                  WaxTech International, Inc. and                      with original
                  Mitsubishi International Corporation ("MIC")         filing
                  dated December 15, 2002

10.26             March 15, 2003 letter from                           Previously filed
                  WaxTech International, Inc. to Registrant's          with original
                  Subsidiary assigning Distribution Agreement          filing

10.27             March 26, 2003 letter from                           Previously filed
                  WaxTech International, Inc. to MIC-re:               with original
                  assumption of Distribution Agreement                 filing

10.28             Agency Agreement by and between                      Previously  filed
                  EchemTrade Energy & Petrochemical, Ltda.             with original
                  and the Registrant's Subsidiary dated                filing
                  February 15, 2003

10.29             Amendment to Agency Agreement by and between         Previously filed
                  EchemTrade Energy & Petrochemical, Ltda.             with Amendment No.
                  and the Registrant's Subsidiary dated                1 to Form SB-2
                  September 1, 2003

Exhibit No.       Exhibit                                              Method of Filing
-----------       -------                                              ----------------
10.30             Sales Agreement by and between                       Previously filed
                  Allan F. Dow & Associates, Inc.                      with original
                  and the Registrant's Subsidiary dated                filing
                  May 1, 2003

10.31             Consulting Agreement by and between                  Previously filed
                  Allan F. Dow & Associates, Inc.                      with original
                  and the Registrant's Subsidiary dated                filing
                  October 10, 2002

10.32             Amendment to the October 10, 2002                    Previously filed
                  Consulting Agreement by and between                  with original
                  Allan F. Dow & Associates, Inc. and the              filing
                  Registrant's Subsidiary dated
                  March 18, 2003

10.33             Investment Banking Agreement by and between          Previously filed
                  Maxim Group, LLC and the Registrant                  with original
                  dated March 26, 2003                                 filing

10.34             Letter Agreement between Brenntag Latin              Previously filed
                  America Incorporated and the Registrant              with Amendment No.
                  dated September 15, 2003                             1 to Form SB-2

21.1              Subsidiaries of the Registrant                       Previously filed
                                                                       with Amendment No.
                                                                       1 to Form SB-2

23.1              Consent of Malone & Bailey, PLLC                     Filed herewith

23.2              Consent of Danzig Kaye Cooper                        Previously filed
                  Fiore & Kay, LLP                                     with Amendment No.
                                                                       1 to Form SB-2